      Filed with the Securities and Exchange Commission on May 2, 1994

                           Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C.  20549

                                F O R M   S - 4

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                             BANC ONE CORPORATION
- --------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                                     Ohio
- --------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                     6711
- --------------------------------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                  31-0738296
- --------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

           100 East Broad Street, Columbus, Ohio 43271, (614) 248-5944
- --------------------------------------------------------------------------------
    (Address, including Zip Code, and telephone number, including area code, of Registrant's principal executive offices)

                  Roman J. Gerber, Esq., BANC ONE CORPORATION
           100 East Broad Street, Columbus, Ohio 43271, (614) 248-5903
- --------------------------------------------------------------------------------
           (Name, address, including Zip Code, and telephone number, including area code, of agent for service)

                                With Copies to:

    Carter K. McDowell, Esq.               Daniel O'Rourke, Esq.
    BANC ONE CORPORATION                   Vedder, Price, Kaufman & Kammholz
    100 East Broad Street                  222 North LaSalle, Suite 2600
    Columbus, Ohio  43271-0152             Chicago, Illinois  60601-1003
    614/248-6697                           312/609-7669

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and all other conditions to the merger of Mid States Bancshares, Inc. with and into a wholly owned subsidiary of the Registrant pursuant to the Merger Agreement described in the enclosed Prospectus and Proxy Statement have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]


                        Calculation of Registration Fee


- --------------------------------------------------------------------------------
                                          Proposed    Proposed
                                           maximum     maximum
Title of each class         Amount        offering    aggregate      Amount of
   of securities            to be           price     offering     registration
 to be registered         registered(1)   per unit(2)  price(2)        fee(2)
- --------------------------------------------------------------------------------

Common Stock                 137,711       $22.68     $3,123,285     $1,077.00

- --------------------------------------------------------------------------------


(1) Based on an estimate of the maximum number of shares of common stock of the Registrant to be issued in connection with the merger of Mid States Bancshares, Inc. with and into a wholly owned subsidiary of the Registrant.

(2) Estimated solely for purpose of computing the registration fee based upon the book value of the Common Stock, par value $5.00 per share, of Mid States Bancshares, Inc. as of March 31, 1994 in accordance with Rule 457(f)(2) of the General Rules and Regulations under the Securities Act of 1933.

                       ------------------------------


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


- --------------------------------------------------------------------------------


                       STATEMENT PURSUANT TO RULE 429

The Prospectus contained in this Registration Statement is a combined prospectus which also covers 771,111 Common Shares of Registrant, all of which were registered under Registration Statement No. 33-51219 on Form S-4. The 137,711 Common Shares of Registrant covered by this Registration Statement together with the 771,111 Common Shares of Registrant under Registration No. 33-51219 will equal the maximum number of shares of Common Stock of the Registrant (908,822 Common Shares) to be issued in connection with the merger of Mid States Bancshares, Inc. with and into a wholly owned subsidiary of Registrant.

                              BANC ONE CORPORATION
                             Cross Reference Sheet

                                                 Caption in Prospectus
           Item of Form S-4                       and Proxy Statement
- -------------------------------------      --------------------------------
A.  Information about the Transaction
    ---------------------------------

    Item 1 - Forepart of Registration      Outside Front Cover Page
    Statement and Outside Front Cover      Reference Sheet
    Page of Prospectus

    Item 2 - Inside Front and Outside      Available Information; Incorpora-
    Back Cover Pages of Prospectus         tion by Reference; Table of
                                           Contents

    Item 3 - Risk Factors, Ratio of        Information About the Transaction
    Earnings to Fixed Charges and
    Other Information

    Item 4 - Terms of the Transaction      Merger; Comparative Rights of
                                           Shareholders

    Item 5 - Pro Forma Financial Infor-    Incorporation by Reference
    mation

    Item 6 - Material Contacts with        Background of Transaction
    the Company Being Acquired

    Item 7 - Additional Information                         *
    Required for Reoffering by
    Persons and Parties Deemed To Be
    Underwriters

    Item 8 - Interests of Named            Interests of Named Experts and
    Experts and Counsel                    Counsel

    Item 9 - Disclosure of Commission                       *
    Position on Indemnification for
    Securities Act Liabilities


B.  Information about the Registrant
    --------------------------------

    Item 10 - Information with Respect     Information about BANC ONE
    to S-3 Registrants                     CORPORATION; Comparative Rights
                                           of Shareholders

    Item 11 - Incorporation of Certain     Incorporation of Certain Informa-
    Information by Reference               tion About BANC ONE by Reference

    Item 12 - Information with Respect                      *
    to S-2 or S-3 Registrants

    Item 13 - Incorporation of Certain                      *
    Information by Reference

    Item 14 - Information with Respect                      *
    to Registrants Other Than S-2 or
    S-3 Registrants

                                                 Caption in Prospectus
           Item of Form S-4                       and Proxy Statement
- -------------------------------------      --------------------------------
C.  Information about the Company
    Being Acquired
    -----------------------------

    Item 15 - Information with Respect     Information About Mid States
    to S-3 Companies                       Bancshares, Inc.; Incorporation
                                           About Mid States Bancshares, Inc.
                                           by Reference

    Item 16 - Information with Respect                      *
    to S-2 or S-3 Companies

    Item 17 - Information with Respect                      *
    to Companies Other Than S-2 or
    S-3 Companies

D.  Voting and Management Information

    Item 18 - Information if Proxies,      The Special Meeting of Shareholders;
    Consents or Authorizations Are To      Voting and Management Information
    Be Solicited

    Item 19 - Information if Proxies,                       *
    Consents or Authorizations Are
    Not To Be Solicited or in an
    Exchange Offer


*   Omitted because item is inapplicable or answer to item is negative.

                          MID STATES BANCSHARES, INC.


                             _______________, 1994



Dear Fellow Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of Mid States Bancshares, Inc. ("MID STATES") to be held at 501 15th Street, Moline, Illinois on _______________, _____ __, 1994, at 10:00 a.m., local time.

The purpose of the meeting is to consider and vote upon approval of an Agreement and Plan of Merger dated May 25, 1993, as amended February 22, 1994 and March 28, 1994 (the "Merger Agreement"), pursuant to which MID STATES will merge with and into a wholly owned subsidiary of BANC ONE CORPORATION. In the merger each outstanding share of MID STATES Common Stock will be converted into
2.917 shares of BANC ONE Common Stock, as described more fully in the accompanying Prospectus and Proxy Statement.

Your Board of Directors believes that the terms of the Merger Agreement, as amended, are in the best interests of MID STATES shareholders, will provide significant value to all MID STATES shareholders, and will enable holders of MID STATES Common Stock to participate in the expanded opportunities for growth that the merger will make possible.

Given the lengthy delay in submitting the Merger Agreement to the shareholders, a brief history of the proposed merger follows: BANC ONE and MID STATES announced the Merger Agreement on May 25, 1993. BANC ONE and MID STATES immediately began the process of obtaining necessary approvals. All regulatory approvals required prior to the merger were obtained. A special meeting of shareholders of MID STATES was originally scheduled for January 26, 1994 for the purpose of MID STATES shareholders approval of the Merger Agreement. The Board of Directors of MID STATES had unanimously recommended the merger to the shareholders and urged them to vote in favor of the proposed merger in the prospectus and proxy statement dated December 21, 1993 (the "December 21 Proxy") delivered to the shareholders of MID STATES in connection with that special meeting.

However, the Merger Agreement contained a provision permitting MID STATES to terminate the Merger Agreement if during the January 11-24, 1994 evaluation period (during which the market price for BANC ONE's common stock was averaged), the average price of BANC ONE Common Stock (the "Evaluation Period Price") was below $37.82, which is a merger value equivalent of $102.96 per share of MID STATES Common Stock. This right to terminate is the so-called "walk-away" provision. In fact, the Evaluation Period Price was $33.43. The Board of Directors had stated in the December 21 Proxy that it did not intend to waive the "walk-away" provision. Also, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), MID STATES' financial advisor, had, at the Board of Directors' request, specifically excluded from their fairness opinion dated December 21 1993 (the "December 21 opinion") the situation where the Evaluation Period Price was below $37.82. The December 21 opinion was a major supporting factor for the Board of Director's original recommendation in favor of the merger.

During the period immediately prior to January 26, DLJ on behalf of MID STATES requested that BANC ONE increase the exchange ratio so as to bring the value of BANC ONE shares to be received in the merger in respect to each share of MID STATES Common Stock to or above $102.96 at the closing. BANC ONE declined, but indicated a strong desire to consummate the merger and a willingness to negotiate terms other than the exchange ratio. On January 26, 1994, the Board of Director's chose to cancel the scheduled special meeting without voting on the merger so as to allow for further discussion with BANC ONE with a view to finding a basis for completion of the transaction. This was done because the Board of Directors was, and is, committed to the proposition that a merger with BANC ONE is in the best interest of MID STATES, its shareholders, employees, customers and depositors, as well as the Quad Cities community. For these reasons and the reasons set forth below and on page ___ of the accompanying Prospectus and Proxy Statement under "Merger Recommendations and Reasons for Transaction" (the "pertinent reasons") the Board of Directors chose not to exercise the walk-away provision at such time. MID STATES shareholders were informed of these events in a letter dated January 26, 1994.

On February 22, 1994 BANC ONE and MID STATES entered into the First Amendment to the Merger Agreement. The First Amendment contains the following provisions:

1. MID STATES agreed that it would, conditionally, resolicit the MID STATES shareholders to approve the merger and in doing so would inform the shareholders that the MID STATES Board of Directors intends to proceed with the merger even if the BANC ONE share value equivalent is less than $102.96. The relevant conditions are: (a) that MID STATES' financial advisors opine that the exchange ratio is fair to the MID STATES shareholders from a financial point of view, disregarding the fact that the BANC ONE Evaluation Period Price was below $37.82 ($102.96 per MID STATES share of Common Stock merger value equivalent) as described above and might be below such amount at the closing [MID STATES intended to obtain a new fairness opinion from DLJ and to obtain a concurring "second opinion" from The Chicago Corporation ("TCC"), an investment banking firm, as to the fairness of the exchange ratio/merger consideration to the MID STATES shareholders]; (b) that these fairness opinions remain in effect at the closing of the merger transaction; and (c) that the shareholders of MID STATES approve the Merger Agreement with the knowledge that the Board of Directors intends to proceed with the merger on the terms and conditions described above.

2. MID STATES and BANC ONE agreed that MID STATES' right to terminate the Merger Agreement based upon the walk-away provision was amended so that MID STATES could unilaterally terminate the Merger Agreement if it could not obtain the necessary fairness opinions or any other cause made it probable that the merger could not be consummated prior to May 1, 1994, the "outside" date for completion of the Merger Agreement.

3. BANC ONE agreed to reimburse MID STATES for one-half of its out-of-pocket expenses (legal, financial advisory, accounting, etc.) incurred after January 25, 1994 in connection with the merger -- whether or not the transaction is consummated.

During mid-February DLJ on behalf of MID STATES began discussions with BANC ONE concerning the need for BANC ONE to increase the exchange ratio/merger consideration so as to permit DLJ and TCC to issue their fairness opinions. During this time, the Board of Directors determined that, based on the pertinent reasons, if the merger with BANC ONE could not be accomplished at this time, the best course for MID STATES currently is to remain independent. Therefore, the MID STATES' Board instructed management and DLJ not to solicit or respond to inquiries from other possible interested parties for MID STATES, including the party from which MID STATES received an indication of interest for a possible merger with MID STATES in March, 1993.

On March 11, 1994 BANC ONE offered to increase the exchange ratio from 2.7225 BANC ONE common shares (as adjusted to account for BANC ONE's 10% stock dividend of March 4, 1994) for each share of Common Stock of MID STATES to
2.917 shares. BANC ONE and MID STATES further agreed to extend the "outside" termination date under the Merger Agreement to July 1, 1994 so as to enable sufficient time to resolicit the shareholders of MID STATES. At a MID STATES Board of Director's Meeting on March 28, 1994 the Board of Directors agreed to ratify the Second Amendment to the Merger Agreement which encompassed these two terms and received the fairness opinions of its two financial advisors, DLJ and TCC. Based upon these reports and the new increased exchanged ratio, the Board of Directors once again, unanimously, recommends the merger to the shareholders and urges shareholder approval and the adoption of the Merger Agreement, as amended.

The Board of Directors has set _____ __, 1994 as the date of the Special Meeting of Shareholders at which the Merger Agreement, as amended, will be considered and voted upon by the shareholders. Due to the lapse of time between the originally scheduled special meeting of shareholders and this newly scheduled Special Meeting, the Board of Directors has set a new record date
of              , 1994.  All shareholders of record as of the close of business on such date shall be entitled to notice of and to vote at the Special Meeting of Shareholders.

Additional information is contained in the accompanying Prospectus and Proxy Statement which I urge you to read carefully.

Your Board of Directors unanimously recommends that you vote in favor of the approval of the Merger Agreement, as amended.

Please indicate your voting instructions, sign and date the enclosed Proxy and mail it promptly in the return envelope provided. Whether or not you plan to attend the meeting, it is important that you return the enclosed Proxy so that your shares of MID STATES Common Stock are voted.


                                              Sincerely,



                                              Thomas H. Robinson
                                              President and
                                              Chief Executive Officer

                                   PROSPECTUS
                                 908,822 Shares
                              BANC ONE CORPORATION
                                  Common Stock

                       ---------------------------------

                          MID STATES BANCSHARES, INC.
                                PROXY STATEMENT
                                      for
                        Special Meeting of Shareholders
                            ________________, 1994

                       ---------------------------------


This Prospectus and Proxy Statement (the "Prospectus" or "Prospectus and Proxy Statement") relates to the proposed merger of Mid States Bancshares, Inc. ("MID STATES") with and into Banc One Illinois Corporation ("Banc One Illinois"), a wholly owned subsidiary of BANC ONE CORPORATION ("BANC ONE"). If the proposed merger (the "Merger") is consummated, each outstanding share of MID STATES Common Stock, par value $5.00 per share ("MID STATES Common Stock"), will be converted into 2.917 shares of BANC ONE Common Stock, no par value ("BANC ONE Common Stock"). See "MERGER--Exchange Ratio." The Merger is subject to the approval of not less than a majority of the holders of the outstanding shares of MID STATES Common Stock entitled to vote thereon and to the satisfaction of certain other conditions, including obtaining various regulatory approvals. This Prospectus and Proxy Statement does not cover any resales of BANC ONE Common Stock received by affiliates of MID STATES upon consummation of the Merger, and no person is authorized to make use of this Prospectus and Proxy Statement in connection with any such resale.


BANC ONE Common Stock is traded on the New York Stock Exchange.  The closing
price of BANC ONE Common Stock on the New York Stock Exchange on April    ,
1994 was $______. The exchange rate mentioned above has been adjusted to reflect all stock splits and stock dividends.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       ---------------------------------

A Special Meeting of Shareholders of MID STATES will be held at 501 15th Street, Moline, Illinois, on ____________, 1994, to consider a proposal to approve the Merger Agreement (as hereinafter defined).

                       ---------------------------------

The date of this Prospectus and Proxy Statement is May ___, 1994.

                             AVAILABLE INFORMATION


BANC ONE is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). MID STATES files certain reports with the Commission pursuant to the Exchange Act. Reports, proxy and information statements and other information filed by BANC ONE and MID STATES can be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1600, Chicago, Illinois 60661, and 75 Park Place, New York, New York 10007. Reports, proxy and information statements and other information concerning BANC ONE can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all information set forth in the Registration Statement and exhibits thereto which BANC ONE and MID STATES have filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act") and Exchange Act, as the case may be, and to which reference is hereby made.


                           INCORPORATION BY REFERENCE

THIS PROSPECTUS AND PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY MID STATES SHAREHOLDER, TO WHOM THIS PROSPECTUS IS DELIVERED UPON ORAL OR WRITTEN REQUEST TO WILLIAM C. LEITER, CONTROLLER, BANC ONE CORPORATION, 100 EAST BROAD STREET, COLUMBUS, OHIO 43271-0251, TELEPHONE NUMBER 614/248-5905. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY _________________, 1994.

BANC ONE's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and BANC ONE's Current Reports on Form 8-K, including the 8-K filed January 28, 1994 and the Form 8-K filed February 17, 1994, in each case filed with the Commission pursuant to Section 13 of the Exchange Act and the description of BANC ONE Common Stock which is contained in its registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description, are incorporated into this Prospectus and Proxy Statement by reference.

MID STATES' Annual Report on Form 10-KSB for the fiscal year ended December 31, 1993 filed with the Commission pursuant to Section 13 of the Exchange Actis incorporated into this Prospectus and Proxy Statement by reference.

All documents filed by BANC ONE or MID STATES pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Special Meeting of Shareholders of MID STATES shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or superseded by a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

No person is authorized to give any information or to make any representations other than those contained in this Prospectus and Proxy Statement and, if given or made, such information or representation must not be relied upon as having been authorized by BANC ONE or MID STATES. This Prospectus and Proxy Statement does not constitute an offering within any jurisdiction to any person to whom it is unlawful to make such offer within such jurisdiction.

                               TABLE OF CONTENTS
                               -----------------

                                                                          Page
                                                                          ----

A. INFORMATION ABOUT THE TRANSACTION  . . . . . . . . . . . . . . . . .     1
   ---------------------------------

   INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
      Mid States Bancshares, Inc. . . . . . . . . . . . . . . . . . . .     1
      BANC ONE CORPORATION  . . . . . . . . . . . . . . . . . . . . . .     1

   SUMMARY OF THE TRANSACTION . . . . . . . . . . . . . . . . . . . . .     3
      Terms of Agreement and Exchange Rate  . . . . . . . . . . . . . .     3
      Management After the Merger . . . . . . . . . . . . . . . . . . .     3
      Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . .     3
      Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . .     3
      Opinions of Investment Bankers  . . . . . . . . . . . . . . . . .     4
      Rights of Dissenting Shareholders . . . . . . . . . . . . . . . .     4
      Differences in Shareholder Rights . . . . . . . . . . . . . . . .     4
      Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . .     5
      Conditions; Termination . . . . . . . . . . . . . . . . . . . . .     5
      Selected Financial Data   . . . . . . . . . . . . . . . . . . . .     5
      Comparative Per Share Data  . . . . . . . . . . . . . . . . . . .     8

   THE SPECIAL MEETING OF SHAREHOLDERS  . . . . . . . . . . . . . . . .     9
      Purpose of the Special Meeting of Shareholders  . . . . . . . . .     9
      Record Dates and Voting Rights  . . . . . . . . . . . . . . . . .     9
      Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

   MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
      General . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
      Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . .    11
      Operations After the Merger . . . . . . . . . . . . . . . . . . .    11
      Background of Transaction . . . . . . . . . . . . . . . . . . . .    11
      Merger Recommendation and Reasons for Transaction . . . . . . . .    17
      Opinions of Investment Bankers  . . . . . . . . . . . . . . . . .    18
      Interests of Certain Persons in the Merger  . . . . . . . . . . .    27
      Effect on Employee Benefits . . . . . . . . . . . . . . . . . . .    28
      Conditions to the Merger; Termination   . . . . . . . . . . . . .    28
      Federal Income Tax Consequences . . . . . . . . . . . . . . . . .    31
      Conversion of Shares and Exchange of Certificates . . . . . . . .    32
      Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . .    33
      Resales by Affiliates . . . . . . . . . . . . . . . . . . . . . .    33
      Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . .    34

   COMPARATIVE RIGHTS OF SHAREHOLDERS . . . . . . . . . . . . . . . . .    34
      Description of BANC ONE Stock . . . . . . . . . . . . . . . . . .    34
      Special Voting Requirements for Certain Transactions  . . . . . .    36
      Comparison of BANC ONE Common Stock and
         MID STATES Common Stock  . . . . . . . . . . . . . . . . . . .    38

                                                                          Page
                                                                          ----

   MISCELLANEOUS INFORMATION  . . . . . . . . . . . . . . . . . . . . .    43
      Transfer and Exchange Agents  . . . . . . . . . . . . . . . . . .    43
      Interests of Named Experts and Counsel  . . . . . . . . . . . . .    43
      Sources of Information  . . . . . . . . . . . . . . . . . . . . .    44
      Registration Statement  . . . . . . . . . . . . . . . . . . . . .    44
      Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . .    44

B. INFORMATION ABOUT BANC ONE CORPORATION . . . . . . . . . . . . . . .    45
   --------------------------------------

   General--Business  . . . . . . . . . . . . . . . . . . . . . . . . .    45
   Recent Developments  . . . . . . . . . . . . . . . . . . . . . . . .    45
   Certain Regulatory Matters . . . . . . . . . . . . . . . . . . . . .    46
   Market Prices of and Dividends Paid on BANC ONE Common Stock . . . .    49
   Incorporation of Certain Information About BANC ONE
      CORPORATION by Reference  . . . . . . . . . . . . . . . . . . . .    50


C. INFORMATION ABOUT MID STATES BANCSHARES, INC.  . . . . . . . . . . .    51
   ---------------------------------------------

   General -- Business  . . . . . . . . . . . . . . . . . . . . . . . .    51
   Market Prices of and Dividends Paid on
      MID STATES Common Stock . . . . . . . . . . . . . . . . . .   . .    51
   Incorporation of Certain Information About Mid States
      Bancshares, Inc. by Reference . . . . . . . . . . . . . . . . . .    52

D. VOTING AND MANAGEMENT INFORMATION  . . . . . . . . . . . . . . . . .    53
   ---------------------------------

   Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
   Rights of Dissenting Shareholders  . . . . . . . . . . . . . . . . .    53
   Management and Principal Shareholders of BANC ONE  . . . . . . . . .    54
   Management and Principal Shareholders of MID STATES  . . . . . . . .    54
   Future Proposals by MID STATES' Shareholders . . . . . . . . . . . .    54


EXHIBITS
- --------

   Exhibit A  - Opinion of Donaldson, Lufkin & Jenrette Securities Corporation

   Exhibit B  - Opinion of The Chicago Corporation

   Exhibit C  - Section 262 of the Delaware General Corporation Law

PROSPECTUS AND PROXY STATEMENT
- ------------------------------

                          MID STATES BANCSHARES, INC.
                                MOLINE, ILLINOIS
                              _____________, 1994
                        SPECIAL MEETING OF SHAREHOLDERS
                        -------------------------------

                     A.  INFORMATION ABOUT THE TRANSACTION
                     -------------------------------------

                                  INTRODUCTION
                                  ------------

This Prospectus and Proxy Statement (the "Prospectus" or "Prospectus and Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Mid States Bancshares, Inc. ("MID STATES") a registered bank holding company headquartered in Moline, Illinois, to be voted at the Special Meeting of Shareholders of MID STATES to be held on _______________, 1994 for the purpose of considering and taking action upon a proposal to merge (the "Merger") MID STATES with and into Banc One Illinois Corporation ("Banc One Illinois"), a wholly owned subsidiary of BANC ONE CORPORATION ("BANC ONE"), a registered multi-bank holding company headquartered in Columbus, Ohio. This proposal is in accordance with the Agreement and Plan of Merger dated May 25, 1993 by and among MID STATES, Banc One Illinois and BANC ONE, as amended on February 22, 1994 and March 25, 1994 (the "Merger Agreement").

The principal office of BANC ONE is 100 East Broad Street, Columbus, Ohio 43271 and its telephone number is 614/248-5944. The principal office of MID STATES is 501 15th Street, Moline, Illinois 61265-2180 and its telephone number is 309/757-8400.

This Prospectus and the form of proxy are being mailed to the shareholders of MID STATES for the first time on or about _______________, 1994.

Mid States Bancshares, Inc.
- ---------------------------

MID STATES is a bank holding company incorporated under the laws of the state of Delaware in Moline, Illinois which owns all of the outstanding stock of the First National Bank of Moline, a national banking association with its main office located in Moline, Illinois ("First National", the "Bank" or the "Subsidiary"). The Bank operates three offices in Moline, Illinois. As of December 31, 1993, MID STATES had total assets of approximately $192 million and the Bank had deposits of approximately $163 million. See "INFORMATION ABOUT MID STATES BANCSHARES, INC."

BANC ONE CORPORATION
- --------------------

BANC ONE is a multi-bank holding company incorporated under the laws of the State of Ohio which as of December 31, 1993 owned all of the outstanding stock of one Arizona, two Kentucky, six Illinois, one Texas, four Michigan, eight Indiana, fourteen Wisconsin, one California, seven Colorado, eighteen Ohio, one Utah, two Oklahoma and sixteen West Virginia commercial banks. These banks operate more than 1,300 offices in this thirteen-state area and, at December 31, 1993, BANC ONE, its affiliate banks and its non-bank subsidiaries had total assets of approximately $79.9 billion and total deposits of approximately $60.9 billion. Banc One Illinois, a direct subsidiary of BANC ONE, is the direct parent of BANC ONE's commercial banks situated in the State of Illinois. See "INFORMATION ABOUT BANC ONE CORPORATION", which includes information about pending acquisitions.

                           SUMMARY OF THE TRANSACTION
                           --------------------------

Terms of Agreement and Exchange Rate
- ------------------------------------

Upon the Merger becoming effective, each of the outstanding shares of MID STATES Common Stock, par value $5.00 per share ("MID STATES Common Stock"), will be converted into 2.917 shares of BANC ONE Common Stock, no par value ("BANC ONE Common Stock") (the "Exchange Ratio"). Upon consummation of the Merger, MID STATES will be merged with and into Banc One Illinois and the separate corporate existence of MID STATES will cease. Banc One Illinois, as the surviving corporation in the Merger and a wholly owned subsidiary of BANC ONE, will continue operations under the name Banc One Illinois Corporation. See "MERGER--Exchange Ratio."

Management After the Merger
- ---------------------------

Banc One Illinois will operate with Banc One Illinois' current officers and employees, with its principal place of business in Springfield, Illinois. Banc One Illinois' current directors will serve as the directors of the surviving corporation following the Merger. It is anticipated that following the Merger, First National will operate under the name of Bank One, Quad Cities, National Association (the "Resulting Bank"). The Resulting Bank will conduct its banking operations at First National's present offices.

The Resulting Bank, as a BANC ONE affiliate after the Merger, will operate under BANC ONE's operating philosophy whereby it will have autonomy to match its products and services to the needs of its local communities. BANC ONE bank affiliates have authority to make decisions locally in "people-related" matters such as lending, personnel, charitable contributions and other community and related matters, relying upon BANC ONE and its state holding companies for "paper and computer related" matters such as assistance in accounting, certain legal matters, investment portfolio management, regulatory compliance, data processing and other matters which are generally best performed by specialists on a centralized basis.

Tax Consequences
- ----------------

As a condition to the Merger, MID STATES and BANC ONE received an opinion dated April 20, 1994 from Vedder, Price, Kaufman & Kammholz substantially to the effect that, among other things, no gain or loss will be recognized by MID STATES' shareholders for federal income tax purposes as a result of the exchange of their MID STATES Common Stock for BANC ONE Common Stock in the Merger, except to the extent that cash is received in lieu of fractional shares of BANC ONE Common Stock or pursuant to the exercise of dissenters' rights. Certain tax consequences of the proposed transaction to shareholders of MID STATES are summarized under "MERGER--Federal Income Tax Consequences."

Vote Required
- -------------

Not less than a majority of the outstanding shares of MID STATES Common Stock entitled to vote thereon must vote in favor of the approval of the Merger Agreement in order for the transaction to be approved. The directors and executive officers of MID STATES and their affiliates and associates are entitled to vote approximately 160,000 shares, or approximately 51% of the outstanding shares of MID STATES Common Stock. Although no agreements are in effect, it is currently anticipated that each such holder will vote his or her shares for approval of the Merger Agreement. It is not necessary for the shareholders of BANC ONE to approve the merger proposal. However, BANC ONE, as the sole shareholder of Banc One Illinois, has approved the Merger and the Merger Agreement. For information concerning voting by shareholders of MID STATES on the proposed Merger see "MERGER--General" and "VOTING AND MANAGEMENT INFORMATION--Voting."

Opinions of Investment Bankers
- ------------------------------

Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and The Chicago Corporation ('TCC") have each delivered a written opinion to the MID STATES' Board of Directors (the "MID STATES Board") to the effect that, as of the date of this Prospectus and Proxy Statement, the Exchange Ratio provided for in the Merger Agreement is fair to the holders of MID STATES Common Stock from a financial point of view. Copies of the opinions of DLJ and TCC, each dated as of the date of this Prospectus and Proxy Statement, are attached hereto as Exhibit A and Exhibit B, respectively.
- ---------     ---------

These opinions should be read in their entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and limitations as to the scope thereof. See "MERGER -- Opinions of Investment Bankers."

Rights of Dissenting Shareholders
- ---------------------------------

Under Delaware law, certain rights are available to a shareholder of MID STATES who does not vote his or her shares in favor of the Merger and delivers to MID STATES, before the vote is taken, written notice of intent to demand payment for his or her MID STATES Common Stock if the Merger is consummated. See "VOTING AND MANAGEMENT INFORMATION--Rights of Dissenting Shareholders."

Differences in Shareholder Rights
- ---------------------------------

There are differences between the rights of MID STATES shareholders and BANC ONE shareholders. Both Ohio law and BANC ONE's Amended Articles of Incorporation contain "control share acquisition" provisions which mandate certain procedures and shareholder consents to approve certain share acquisitions. In addition, under Ohio law, in evaluating an acquisition proposal, directors of an Ohio corporation such as BANC ONE are permitted, in determining whether any matter is in the best interest of the corporation, to take into consideration the interests of the corporation's employees, suppliers, creditors and customers, the economy and community and societal considerations in the interest of the corporation and its shareholders. The Delaware General Corporation Law (the "DGCL") does not contain any similar provisions, nor does MID STATES' Amended and Restated Certificate of Incorporation ("MID STATES' Certificate"). MID STATES' Certificate does, however, require approval of certain interested shareholder transactions by not less than 75% of MID STATES' outstanding shares entitled to vote, unless certain alternative conditions are met, one of which is approval of such transaction by two-thirds of MID STATES' directors. BANC ONE's Articles also contain a so-called "fair price" provision which mandates certain procedures and approvals for a business combination. MID STATES' Certificate contains a price protection provision. See "COMPARATIVE RIGHTS OF SHAREHOLDERS--Special Voting Requirements for Certain Transactions." In addition, both Ohio law and the DGCL contain provisions prohibiting certain business combinations between corporations and "Interested Shareholders." The DGCL does not contain a so-called "fair price" provision. The effect of the supermajority and fair price provisions contained in BANC ONE's Articles may be to discourage certain potential business combinations which some shareholders may believe to be in their best interests and to make more difficult management changes which might occur if the potential business combination were successful. See "COMPARATIVE RIGHTS OF SHAREHOLDERS-- Comparisons of BANC ONE Common Stock and MID STATES Common Stock."

The cumulative voting system is used in the election of MID STATES' Board of Directors. Cumulative voting is not used in the election of BANC ONE's Board of Directors. See "COMPARATIVE RIGHTS OF SHAREHOLDERS--Comparison of BANC ONE Common Stock and MID STATES' Common Stock."

Regulatory Approvals
- --------------------

In order for the proposed transaction to be consummated, approval of BANC ONE's acquisition of MID STATES must be obtained from the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Illinois Commissioner of Banks and Trust Companies (the "Illinois Commissioner"). Both of these regulatory approvals have been received.

Conditions; Termination
- -----------------------

Consummation of the Merger is also subject to satisfaction or waiver of various conditions, including compliance with respective covenants and confirmation of respective representations and warranties, the absence of any material adverse change in the financial condition or business of MID STATES or BANC ONE, the fulfillment of certain earnings tests and other matters. MID STATES, by action of its Board of Directors, may elect to terminate the Merger Agreement, whether before or after approval of the Merger by the shareholders of MID STATES, by giving three (3) days written notice of such election to BANC ONE. The Merger Agreement provides that either party may abandon the Merger if it is not consummated on or before July 1, 1994. See "MERGER- Conditions to the Merger" for a more complete discussion of the conditions to consummation of the Merger.

Selected Financial Data
- -----------------------

On March 30, 1993 BANC ONE acquired Valley National Corporation ("Valley"); on May 3, 1993 BANC ONE acquired Key Centurion Bancshares, Inc. ("Key") and First Community Bancorp, Inc. ("First Community"); on November 1, 1993 BANC ONE acquired Colorado Western Bancorp, Inc. ("Colorado Western"); on December 17, 1993 BANC ONE acquired First Financial Associates, Inc. ("First Financial"); on December 31, 1993 BANC ONE acquired Capital Banking Group ("CBG") and on March 17, 1994 BANC ONE acquired Parkdale Bank. On November 2, 1993 BANC ONE entered into an Agreement to acquire Liberty National Bancorp, Inc. ("Liberty"), Louisville, Kentucky. BANC ONE has also announced three other acquisitions which are not material individually or in the aggregate, and, are therefore not included in the accompanying selected financial data. For further discussion on these acquisitions, see "INFORMATION ABOUT BANC ONE CORPORATION."

All balance sheets and income statements presented for BANC ONE have been restated to include the poolings of interests with Valley, Key and First Community. MID STATES will be accounted for as a pooling of interests.

The following table presents on a historical basis selected unaudited consolidated financial data for BANC ONE and MID STATES. The financial data is based on the consolidated financial statements of BANC ONE and MID STATES, respectively, incorporated herein by reference.

                      PRO FORMA COMBINED SELECTED DATA
                                insert table1


                                                         SELECTED FINANCIAL DATA (2)
                                                     $(thousands, except per share data)
                                                                   (UNAUDITED)



                                                              Year ended December 31,
                                   ------------------------------------------------------------------------
                                       1993           1992           1991           1990           1989
                                   ------------   ------------   ------------   ------------   ------------

  Total interest income and
      other income:

   BANC ONE.....................    $7,226,790     $7,358,393     $6,828,327     $6,151,959     $5,473,099
   MID STATES ..................        14,880         16,285         17,676         18,380         17,395

  Income from continuing
      operations:

   BANC ONE.....................    $1,120,589       $876,588       $664,288       $536,066       $304,916
   MID STATES ..................         2,094          2,017          1,967          1,875          1,723

  Income from continuing
      operations per
      common share:

   BANC ONE.....................         $2.93          $2.29          $1.82          $1.56          $0.97 (1)
   MID STATES ..................          6.72           6.47           6.31           6.02           5.53

  Historical dividends declared
      per common share:

   BANC ONE.....................         $1.07          $0.89          $0.76          $0.69          $0.63
   MID STATES ..................          2.83           2.60           2.60           2.50           2.50

  Total assets
      (end of period):

   BANC ONE.....................   $79,918,561    $76,739,119    $73,840,498    $56,610,126    $48,111,384
   MID STATES ..................       192,454        199,208        190,516        196,455        180,937

  Long-term borrowings
      (end of period):

   BANC ONE.....................    $1,701,662     $1,357,462       $943,726       $810,197       $624,232
   MID STATES ..................

  Total stockholders' equity
      (end of period):

   BANC ONE.....................    $7,033,638     $6,241,586     $5,559,370     $4,514,653     $3,633,542
   MID STATES ..................        20,597         19,384         18,177         17,020         15,924


  (1)  The decrease in 1989's
       income from continuing
       operations per common
       share is due principally
       to a significant
       increase in Valley's
       provision for loan losses.

  (2)  Gives effect to the 10%
       stock dividend on BANC
       ONE common stock paid on
       March 4, 1994 to BANC ONE
       common stockholders of
       record as of February 16,
       1994.



Comparative Per Share Data
- --------------------------

Based upon the Merger Exchange Rates and Consolidation Exchange Rates, the following tables set forth per common share income from continuing operations, dividends, book value, and market value of (i) BANC ONE, (ii) MID STATES; and
(iii) pro forma equivalent of one share of MID STATES Common Stock based on BANC ONE Common Stock.

                                 insert table2




                                                                                            (iii) Per Share of
                                                                                            MIDSTATES Common Stock
                                                                                            assuming an exchange rate
                                                                                            of one share of MIDSTATES
                                                                                            Stock for 2.917 shares of
                                  (i)                          (ii)                         BANC ONE stock
                                  -------------------------    -------------------------    -------------------------
                                            BANC                                                      BANC
                                             ONE                       MIDSTATES                       ONE
                                  -------------------------    -------------------------    -------------------------


Income from continuing
 operations per common share:
    December 31, 1989                                $0.97 (5)                    $5.53                        $2.83
    December 31, 1990                                 1.56                         6.02                         4.55
    December 31, 1991                                 1.82                         6.31                         5.31
    December 31, 1992                                 2.29                         6.47                         6.68
    December 31, 1993                                 2.93                         6.72                         8.55

Dividends per common share:
    December 31, 1989                                 0.63                         2.50                         1.84
    December 31, 1990                                 0.69                         2.50                         2.01
    December 31, 1991                                 0.76                         2.60                         2.22
    December 31, 1992                                 0.89                         2.60                         2.60
    December 31, 1993                                 1.07                         2.83                         3.12

Book value per common share
  as of December 31, 1993                            17.82                        66.11                        51.98


Market value per common share
  as of May 25, 1993          (1)                    38.55 (2)                          (3)                   112.45


Market value per common share
  as of April __, 1994        (4)                          (2)                          (3)




(1)  The business day
     immediately preceding
     public announcement of
     the proposed merger.

(2)  Based on the closing
     price of BANC ONE common
     stock as reported on the
     New York Stock Exchange,
     adjusted for the five
     shares for four shares
     common stock split
     effective August 31,
     1993 and the 10% stock
     dividend paid on March 4,
     1994 to BANC ONE common
     stockholders of record
     as of February 16, 1994.

(3)  No active trading market
     exists for MID STATES
     common stock.

(4)  A recent business day
     preceding the date of
     this Prospectus.

(5)  The decrease in 1989's
     income from continuing
     operations per common
     share is due principally
     to a significant
     increase in Valley's
     provision for loan losses.


                      THE SPECIAL MEETING OF SHAREHOLDERS
                      -----------------------------------


This Prospectus and Proxy Statement is being furnished to the shareholders of MID STATES in connection with the solicitation of proxies by the MID STATES Board for use at MID STATES' Special Meeting of Shareholders and at any adjournment or adjournments thereof (the "Special Meeting"). The Special Meeting of Shareholders of MID STATES will be held on _______________, 1994, at 10:00 a.m., local time at 501 15th Street, Moline, Illinois.

Purpose of the Special Meeting of Shareholders
- ----------------------------------------------

At the Special Meeting, the holders of MID STATES Common Stock will vote on the approval of the Merger Agreement.

Record Dates and Voting Rights
- ------------------------------

The MID STATES Board has fixed the close of business on               , 1994,
as the record date for determination of shareholders entitled to notice of and to vote at the Special Meeting. As of the record date, MID STATES had outstanding and entitled to vote ___________ shares of MID STATES Common Stock. Each share of MID STATES Common Stock is entitled to one vote. The Merger Agreement must be approved by a majority of MID STATES' shareholders.

Votes, whether in person or by proxy, will be counted and tabulated by inspectors appointed by MID STATES. Abstentions and broker non-votes will not be counted as votes either "for" or "against" any matters coming before the Special Meeting, however, pursuant to Delaware law, such abstentions and broker non-votes will be counted toward determining a quorum. In accordance with Delaware law and MID STATES' Certificate and Bylaws, such abstentions have the effect of a "no" vote since state law requires the Merger Agreement to be authorized and approved by the affirmative vote of not less than a majority of the MID STATES Common Stock entitled to vote, rather than a majority of those shares actually voting.

Proxies
- -------

Proxies for use at the Special Meeting accompany this Proxy Statement. A shareholder may use a proxy whether or not he or she intends to attend the Special Meeting in person. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice to the Secretary of MID STATES, by submitting a later dated proxy or by attending and voting in person at the Special Meeting. All proxies validly submitted and not revoked will be voted in the manner specified therein. IF NO SPECIFICATION IS MADE, THE PROXIES WILL BE VOTED IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT. The MID STATES Board is not aware of any other matters which may be presented for action at the Special Meeting, but if other matters do properly come before the meeting it is intended that the shares represented by the accompanying proxy will be voted by the persons named in the proxy in accordance with their best judgment. The shares represented by the accompanying proxy may not be voted to adjourn the Special Meeting of Shareholders for the purpose of soliciting additional votes to approve the Merger.

Solicitation of proxies will be made in person, by mail, or by telephone or telegraph by present and former directors, officers and employees of MID STATES and First National for which no additional compensation will be paid. MID STATES will bear the cost of solicitation of proxies from its shareholders and may reimburse brokers and others for their expenses in forwarding solicitation material to beneficial owners of its voting stock.

MID STATES held its 1993 Annual Meeting of Shareholders on April 20, 1993. No date has been set for the 1994 Annual Meeting on the assumption that the Merger will be consummated.

                                     MERGER
                                     ------

The information in this Prospectus and Proxy Statement concerning the terms of the Merger is a summary only and is qualified in its entirety by reference to the Merger Agreement, as amended, which is attached as an exhibit to the Registration Statement filed by BANC ONE with the Commission in connection with the Merger and which is incorporated herein by reference. See "Incorporation by Reference" for the procedure for obtaining a copy of the Merger Agreement and the amendments thereto.

General
- -------

The Merger Agreement provides for the Merger of MID STATES with and into Banc One Illinois. As a result of the Merger, First National will become a subsidiary of BANC ONE and Banc One Illinois. Upon the effectiveness of the Merger (the "Effective Time") each of the outstanding shares of MID STATES Common Stock will be converted into 2.917 shares of BANC ONE Common Stock (subject to adjustments in certain circumstances), which shares of BANC ONE Common Stock will be issued as a result of the Merger. See "MERGER--Exchange Rate."

The affirmative vote of a majority of the outstanding shares of MID STATES Common Stock entitled to vote at the Special Meeting is required in order to approve the Merger Agreement. See "VOTING AND MANAGEMENT INFORMATION-Voting." However, it is a condition to BANC ONE's obligation to consummate the Merger that not more than 10% of the maximum aggregate total number of shares of BANC ONE Common Stock which could be issued by BANC ONE in the Merger are to be settled in cash as a result of fractional share interests or are to be issued to MID STATES shareholders who have asserted rights of dissenting shareholders. See "VOTING AND MANAGEMENT INFORMATION-Rights of Dissenting Shareholders."

Subject to such shareholder approval and the satisfaction of certain conditions and receipt of all requisite regulatory approvals (which have been obtained), in each case as provided for in the Merger Agreement, the Merger will become effective upon the issuance by the Secretary of State of the State of Illinois of a certificate of merger with respect thereto as provided in applicable provisions of the Illinois Business Corporation Act of 1983, as amended, and filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

The Boards of Directors of BANC ONE, Banc One Illinois and MID STATES have approved the Merger Agreement. BANC ONE, as the sole shareholder of Banc One Illinois, has approved the Merger Agreement. Approval of the Merger Agreement by the shareholders of BANC ONE is not required for consummation of the Merger.

Exchange Ratio
- --------------

At the Effective Time, stock issued by reason of the Merger will be allocated to the shareholders of record of MID STATES as of the Effective Time with such shares of BANC ONE Common Stock to be equal to the number of shares of MID STATES Common Stock outstanding immediately prior to the Effective Time multiplied by 2.917.

Operations After the Merger
- ---------------------------

Upon the consummation of the Merger, MID STATES will be merged into Banc One Illinois and the separate corporate existence of MID STATES will cease. Banc One Illinois, as the surviving corporation in the Merger and a wholly owned subsidiary of BANC ONE, will continue operations under the name "Banc One Illinois Corporation" and will operate with Banc One Illinois' current officers and employees, with its principal place of business at Springfield, Illinois. Banc One Illinois' current directors will serve as the directors of the surviving corporation following the Merger. Following the Merger, the Bank will change its name to Bank One, Quad Cities, N.A. and the present directors, officers and employees of the Bank will continue in those same capacities. The Bank will conduct its banking operations at its present offices.

The Bank, as a BANC ONE affiliate after the Merger, will operate under BANC ONE's operating philosophy whereby it will have autonomy to match its products and services to the needs of its local communities. Similarly, BANC ONE bank affiliates have authority to make decisions locally in "people-related" matters such as lending, personnel, charitable contributions and other community and related matters, relying upon BANC ONE and its state holding companies for "paper and computer related" matters such as assistance in accounting, certain legal matters, investment portfolio management, regulatory compliance, data processing and other matters which are generally best performed by specialists on a centralized basis.

Background of Transaction
- -------------------------

On April 6, 1992, Mr. Thomas H. Robinson, President and CEO of MID STATES, and Mr. Richard Bishop, former President, CEO and director of MID STATES, met informally with representatives of BANC ONE. At the meeting, initiated by BANC ONE, BANC ONE expressed an interest in pursuing discussions regarding a possible affiliation with MID STATES. As a result of this initial meeting, Messrs. Bishop and Robinson and three principal shareholders of MID STATES (Messrs. John C. Pryor, James T. McLaughlin and Robert L. Seiffert) met with representatives of BANC ONE on June 16, 1992.

In July, 1992, representatives of BANC ONE again approached MID STATES regarding a possible affiliation and indicated an interest in meeting with the entire Board of Directors. As a result, on July 20, 1992, representatives of BANC ONE made a presentation to the entire Board of Directors regarding
BANC ONE and an affiliation between BANC ONE and MID STATES.

As from time to time MID STATES has received similar informal inquiries regarding possible affiliation, MID STATES' Board of Directors began discussing long-term strategic issues, including the possible sale of MID STATES, as well as MID STATES continuing to remain independent. In doing so, the Board consulted with and retained the law firm of Vedder, Price, Kaufman & Kammholz, a firm with extensive experience in representing financial institutions, as special counsel, to assist the Board in evaluating alternatives. Vedder, Price, Kaufman & Kammholz has represented MID STATES on a special counsel basis for a number of years. On September 21, 1992, the Board formed the Long-Range Strategic Planning Committee (the "Committee"), a special board committee consisting of Messrs. Richard M. Bishop, Daniel Churchill, James T. McLaughlin, Michael S. Plunkett, John C. Pryor, Thomas H. Robinson and Robert L. Seiffert, for the purpose of a focused study of the various alternatives available to MID STATES. The members of the committee consisted of management, outside directors, and representatives of MID STATES' four largest stockholder groups.

Mr. Bishop resigned as a MID STATES director and Committee member in December, 1992 as part of his previously announced retirement plans.

At the October 19, 1992 meeting of the Board of Directors, the Committee recommended to the Board that an investment banking firm be retained to assist in exploring various strategic alternatives. At that time, the Board of Directors recognized that it was in the best interests of MID STATES and its shareholders to retain an investment banking firm to assist in evaluating merger proposals and to hold discussions with certain regional bank holding companies that might be interested in affiliating with MID STATES.

During late October, 1992, the Committee met with representatives of, and reviewed the services offered by, Donaldson, Lufkin & Jenrette Securities Corporation, a nationally recognized investment banking firm ("DLJ"). On November 6, 1992, MID STATES retained DLJ on the basis of, among other things, its perceived expertise in merger and acquisition transactions and its familiarity with the most likely potential merger partners for MID STATES and the Midwest regional banking industry.

At the November 24, 1992 Committee meeting, the Committee, after reviewing a list of Midwestern regional bank holding companies, identified three prospective acquirors to be initially contacted by DLJ regarding a potential affiliation with MID STATES. In December, 1992, DLJ forwarded confidentiality agreements to these three regional bank holding companies, including BANC ONE, which had indicated an interest in pursuing further discussions with MID STATES. On December 28, 1992, BANC ONE and the two Midwestern-based bank holding companies executed confidentiality agreements.

During February and March, 1993, MID STATES provided financial and other information to each of BANC ONE and the second Midwestern-based bank holding company ("MBHC") pursuant to the confidentiality agreements. At such time, the third Midwestern-based bank holding company indicated that it was not then currently interested in pursuing discussions due to other strategic initiatives.

In order to assist the Board of Directors in comparing the two interested parties and evaluating any merger proposal that might ensue, MID STATES requested that the parties prepare a written discussion of their respective business organizations and affiliation objectives, including, without limitation, a written response to the following areas of inquiry posed by the Board of Directors: (i) proposed purchase price or exchange ratio, including any price protection or other structural features on the purchase price;
(ii) ongoing role of the existing Board of Directors; (iii) management style and philosophy, including those functions that would be decentralized or centralized subsequent to the acquisition; (iv) post-acquisition plans for existing employee compensation and benefits, including existing employment agreements; (v) principal services and capabilities offered that would inure to the benefit of MID STATES customers as a result of the acquisition; (vi) loan policy and application process and impact of transaction on the availability of credit to the communities served by MID STATES; (vii) expected timetable of an affiliation transaction; (viii) post-acquisition staffing patterns of recent acquisitions and intentions regarding the autonomy of MID STATES; and
(ix) maintenance of MID STATES' strong community identification subsequent to the acquisition.

On March 17, 1993, BANC ONE responded to the Board's inquiry. In addition to the proposed financial terms, the response indicated that BANC ONE's underlying philosophy with acquisition partners is the "Uncommon Partnership," which includes the basic tenets of autonomy, centralized support, market diversity and balance and emphasis on superior products and services. The response further indicated that BANC ONE offered a competitive benefits package to its employees and looked to promote from within. BANC ONE emphasized its decentralized and local autonomy approach to management, which extends to loan decisions, enhanced customer service through new products, consolidation of certain back room and other service and support functions and continued investment in new technology, and encouragement of its affiliates to be involved in their respective communities through the use of local contractors, service providers and businesses and emphasis on community reinvestment products and services.

MBHC's March 19, 1993 response to the Board's inquiry indicated that, in addition to the proposed financial terms, MID STATES would continue to operate under its existing management with certain back room and other service functions being merged into MBHC's existing banking operations in the Quad Cities area. The response emphasized a continued commitment to the Moline community in the form of new products and services and expanded and enhanced community reinvestment activities. As with BANC ONE, MBHC indicated that credit decisions and employee management decisions were delegated activities. The response indicated that MBHC intended to retain the current management and employees and that as an affiliate of MBHC, MID STATES' employees would be entitled to participate in training programs, career advancement opportunities and benefits programs.

On March 26, 1993, the Committee met with Vedder, Price, Kaufman & Kammholz and DLJ in Chicago to discuss the two written responses. At the meeting, DLJ reviewed the financial terms of the response by each from MBHC and BANC ONE in detail with the Committee. MBHC's initial indication of interest contemplated a fixed exchange ratio without the protection of a "walk-away" right. A walk-away right permits the seller in a merger to terminate the transaction if the buyer's stock price falls below a stipulated benchmark. Based on average trading prices of MBHC's common stock during the relevant period, MBHC's initial indication of interest represented a total aggregate value of approximately $29-$32 million. BANC ONE's initial indication of interest, included a floating exchange ratio which contemplated an upper and lower "collar," but no "walk-away" right. The collar would have set a minimum and maximum number of shares to be issued in the merger, depending on BANC ONE's stock price.

Each of the proposed transactions would have resulted in tax-deferred gain or loss to MID STATES' shareholders. In addition, each of the indications of interest contained various additional terms and was subject to various additional conditions.

Subsequent to the discussions with DLJ, the Committee met separately with representatives of the two interested parties to ascertain the specifics of their respective indications of interest regarding an affiliation with MID STATES. At the conclusion of these meetings, the Committee met again to evaluate the initial indications of interest. In evaluating the indications of interest, Committee members expressed concern about the possible adverse impact on management and employees and possible diminished customer satisfaction that could result from an affiliation with MBHC given that MBHC would likely operate First National as a branch of its existing bank in the Quad Cities area at such time as interstate branch banking became lawful. The Committee also noted that BANC ONE was more likely than MBHC to be able to offer an acceptable purchase price without suffering unacceptable dilution in earnings per share. The BANC ONE response also offered significantly higher dividends than currently provided by MID STATES and the prospects for continued growth of MID STATES as a financial institution. MBHC's indication of interest also offered such prospects. BANC ONE's perceived intention to continue to operate MID STATES as an independent entity was also given consideration. As a result of its evaluations, and with the assistance of DLJ, the Committee determined that BANC ONE was the preferred bidder due to its perceived ability to offer superior financial terms and the perception that from an operations, management style and overall business philosophy viewpoint, BANC ONE was a more attractive merger partner than MBHC. DLJ was instructed to proceed with negotiations with BANC ONE.

On April 2, 1993, the Committee met to discuss the status of the BANC ONE negotiations. After extensive discussions, the Committee instructed DLJ to continue negotiations. DLJ reported back to the Committee on April 6, 1993 with BANC ONE's final proposed exchange ratio of 2.917 and a "walk-away" right for MID STATES if the market price of BANC ONE's stock was below $41.60 on the Effective Date. After lengthy discussion, during which DLJ presented information regarding comparative transactions, the Committee determined that it was appropriate to present the financial terms and conditions of BANC ONE's indication of interest to the Board of Directors with a recommendation that the Board vote to approve the financial terms and conditions of BANC ONE's indication of interest subject to negotiation of certain outstanding issues. During the period immediately following the April 2, 1993 Committee meeting, DLJ again contacted MBHC and offered it the opportunity to increase the financial terms of its initial indication of interest. At such time, MBHC declined to do so.

A special meeting of the Board of Directors was held on April 17, 1993 to consider the BANC ONE merger proposal set forth in the first draft of the Merger Agreement dated April 13, 1993. At such meeting, DLJ made a presentation to the MID STATES Board of Directors concerning the expected effects of the proposed affiliation with BANC ONE. Vedder, Price, Kaufman & Kammholz then reviewed in detail with the Board its duties under Delaware law and the proposed Merger Agreement presented by BANC ONE. Vedder, Price, Kaufman & Kammholz concluded its presentation by indicating certain issues that required additional negotiation. After significant discussion, the MID STATES' Board of Directors authorized Mr. Robinson, with the assistance of DLJ and Vedder, Price, Kaufman & Kammholz, to attempt to negotiate a final definitive agreement with BANC ONE.

On May 24, 1993, MID STATES' Board of Directors met with Vedder, Price, Kaufman & Kammholz and DLJ to consider the revised merger proposal and proposed form of Merger Agreement which had been negotiated between the parties and their representatives. At the meeting, DLJ made a detailed presentation regarding the proposed business combination and discussed a number of valuation considerations followed by a detailed presentation by Vedder, Price, Kaufman & Kammholz discussing the proposed Merger Agreement and the results of the negotiations with BANC ONE's representatives. After a presentation and recommendation by the Committee and receipt of an oral opinion from DLJ that BANC ONE's proposal was fair, from a financial point of view, to MID STATES' shareholders, the MID STATES' Board unanimously approved the form of Merger Agreement, Benefits Agreement and Separation Assistance Plan between MID STATES and BANC ONE and authorized its execution with such additional changes, modifications and amendments as were deemed necessary or appropriate by Mr. Robinson.

Final modifications were made to the Merger Agreement as a result of negotiations between legal counsel for BANC ONE and Vedder, Price, Kaufman & Kammholz and it was executed by the respective parties on May 25, 1993. Prior to the opening of business on May 26, 1993, MID STATES and BANC ONE issued a joint press release announcing the execution of the Merger Agreement.

BANC ONE and MID STATES began the process of obtaining necessary approvals.
All regulatory approvals required prior to the merger were obtained. A special meeting of shareholders of MID STATES was originally scheduled for January 26, 1994 for the purpose of MID STATES shareholders approval of the Merger Agreement. The Board of Directors of MID STATES had unanimously recommended the merger to the shareholders and urged them to vote in favor of the proposed merger in the prospectus and proxy statement dated December 21, 1993 delivered to the shareholders of MID STATES in connection with that special meeting (the "December 21 Proxy").

However, the Merger Agreement contained a provision permitting MID STATES to terminate the Merger Agreement if during the January 11-24, 1994 evaluation period (during which the market price for BANC ONE's common stock was averaged), the average price of BANC ONE Common Stock (the "Evaluation Period Price") was below $37.82, which is a merger value equivalent of $102.96 per share of MID STATES Common Stock. This right to terminate is the so-called "walk-away" provision. In fact, the Evaluation Period Price was $33.43. The Board of Directors had stated in the December 21 Proxy that it did not intend to waive the walk-away provision. Also, DLJ had, at the Board of Director's request, specifically excluded from their fairness opinion dated December 21, 1993 (the "December 21 opinion") the situation where the Evaluation Period Price was below $37.82. The December 21 opinion was a major supporting factor for the Board of Director's original recommendation in favor of the merger.

During the period immediately prior to January 26, DLJ on behalf of MID STATES requested that BANC ONE increase the exchange ratio so as to bring the value of BANC ONE shares to be received in the merger in respect to each share of MID STATES Common Stock to or above $102.96 at the closing. BANC ONE declined, but indicated a strong desire to consummate the merger and a willingness to negotiate terms other than the exchange ratio. On January 26, 1994, the Board of Director's chose to cancel the scheduled special meeting without voting on the merger so as to allow for further discussion with BANC ONE with a view to finding a basis for completion of the transaction. This was done because the Board of Directors was, and is, committed to the proposition that a merger with BANC ONE is in the best interest of MID STATES, its shareholders, employees, customers and depositors, as well as the Quad Cities community. For these reasons and the reasons set forth below under "Merger Recommendations and Reasons for Transaction" (the "pertinent reasons") the Board of Directors chose not to exercise the walk-away provision at such time. MID STATES shareholders were informed of these events in a letter dated January 26, 1994.

On February 22, 1994 BANC ONE and MID STATES entered into the First Amendment to the Merger Agreement. The First Amendment contained the following provisions:

1. MID STATES agreed that it would, conditionally, resolicit the MID STATES shareholders to approve the merger and in doing so would inform the shareholders that the MID STATES Board of Directors intends to proceed with the merger even if the BANC ONE share value equivalent is less than $102.96. The relevant conditions are: (a) that MID STATES financial advisors opine that the exchange ratio is fair to the MID STATES shareholders from a financial point of view, disregarding the fact that the BANC ONE Evaluation Period Price was below $37.82 ($102.96 per MID STATES share of Common Stock merger value equivalent) as described above and might be below such amount at the closing of the merger [MID STATES intended to obtain a new fairness opinion from DLJ and to obtain a concurring "second opinion" from The Chicago Corporation ("TCC"), an investment banking firm, as to the fairness of the exchange ratio to the MID STATES shareholders];
    (b) that these fairness opinions remain in effect at the closing of the merger; and (c) that the shareholders of MID STATES approve the Merger Agreement with the knowledge that the Board of Directors intends to proceed with the merger on the terms and conditions described above.

2. MID STATES and BANC ONE agreed that MID STATES' right to terminate the Merger Agreement based upon the walk-away provision was amended so that MID STATES could unilaterally terminate the Merger Agreement if it could not obtain the necessary fairness opinions or any other cause made it probable that the merger could not be consummated prior to May 1, 1994, the "outside date" for completion of the Merger Agreement.

3. BANC ONE agreed to reimburse MID STATES for one-half of its out-of-pocket expenses (legal, financial advisory, accounting, etc.) incurred after January 25, 1994 in connection with the merger -- whether or not the transaction is consummated.


During mid-February DLJ on behalf of MID STATES began discussions with BANC ONE concerning the need for BANC ONE to increase the exchange ratio/merger consideration so as to permit DLJ and TCC to issue their fairness opinions. During this time, the Board of Directors determined that, if the merger with BANC ONE could not be accomplished at this time, the best course for MID STATES currently is to remain independent. Therefore, the MID STATES' Board instructed management and DLJ not to solicit or respond to inquiries from other possible interested parties for MID STATES, including MBHC, the party from which MID STATES received an indication of interest for a possible merger with MID STATES in March, 1993.

On March 11, 1994 BANC ONE offered to increase the exchange ratio from 2.7225 BANC ONE common shares (as adjusted to account for BANC ONE's 10% stock dividend of March 4, 1994) to each share of Common Stock of MID STATES to 2.917 shares. BANC ONE and MID STATES further agreed to extend the termination date under the Merger Agreement to July 1, 1994 so as to enable sufficient time to resolicit the shareholders of MID STATES. At a MID STATES Board of Director's Meeting on March 28, 1994 the Board of Directors agreed to ratify the Second Amendment to the Merger Agreement which encompassed these two new terms and received the fairness opinions of its two financial advisors, DLJ and TCC. Based upon these reports and the increased exchanged ratio, the Board of Directors once again, unanimously, recommends the merger to the shareholders, and urges shareholder approval and the adoption of the Merger Agreement, as amended.

Merger Recommendation and Reasons for Transaction
- -------------------------------------------------

The terms of the Merger and the Merger Agreement, including the Exchange Ratio, were the result of arms length negotiations between MID STATES and BANC ONE and their respective representatives. In the course of reaching its decision to approve the Merger Agreement, the Board of Directors of MID STATES consulted with its legal and financial advisors as well as with management of MID STATES, and, without assigning any relative or specific weights, considered numerous factors, including but not limited to the following:

(1) That a business combination with a larger bank holding company, such as BANC ONE, would provide both greater short-term and long-term value to MID STATES' shareholders than other alternatives available and would enhance MID STATES' competitiveness and its ability to serve its depositors, customers, and the communities in which it operates;

(2) BANC ONE's record of fair treatment of employees of acquired institutions and outstanding record of community services and support;

(3) BANC ONE's significant long-term experience in integrating the operations of banks and bank holding companies;

(4) The economic conditions and prospects for the market in which MID STATES operates, and competitive pressures in the financial services industry in general and the banking industry in particular;

(5) That the Merger offered MID STATES' shareholders the prospect for substantially higher dividends, a higher current trading value for their shares, and better prospects for future growth than if MID STATES were to remain independent;

(6) The bank regulatory environment in general;

(7) The business, results of operations, asset quality and financial condition of BANC ONE, the future growth prospects of BANC ONE and MID STATES following the Merger, and the potential synergies and cost savings expected to be realized from the Merger; and

(8) the presentations of MID STATES' financial advisors, DLJ and TCC, and the opinions rendered by DLJ and TCC to the effect that the Exchange Ratio was fair, from a financial point of view, to the holders of MID STATES Common Stock. See "Merger-Opinions of Investment Bankers."


MID STATES' Board of Directors believes that the affiliation with BANC ONE will result in a competitively stronger combined entity with increased financial and human resources which will lead to enhanced financial performance and a larger and more geographically diverse banking operation.

As of ______________, 1994, the directors and executive officers of MID STATES, together with their affiliates and associates, as a group, were entitled to vote approximately 160,000 shares of MID STATES Common Stock representing approximately 51% of the shares outstanding. These persons will be entitled to receive the same consideration for their shares as any other MID STATES shareholder upon approval of the Merger. MID STATES believes that all of the directors' and executive officers' shares will be voted in favor of the Merger. After the Merger, MID STATES' directors and executive officers will own less than 1% of the shares of BANC ONE Common Stock outstanding.

MID STATES' BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MERGER AGREEMENT BE APPROVED BY THE SHAREHOLDERS OF MID STATES.

BANC ONE believes that the affiliation of MID STATES with BANC ONE and the acquisition of First National thereby will provide BANC ONE with a presence in the Moline, Illinois area and an expansion of BANC ONE's customer base and assets. Such expansion will provide BANC ONE with the opportunity to realize increased economies of scale while serving new customers with the expertise and assistance of the capable and experienced staff of First National.

Opinions of Investment Bankers
- ------------------------------

Opinion of Donaldson, Lufkin & Jenrette Securities Corporation

The MID STATES Board retained DLJ, among other things, to advise it as to the fairness of the consideration to be received by the shareholders of MID STATES pursuant to the terms of the Merger Agreement.

DLJ is a nationally recognized investment banking firm regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions. The MID STATES Board selected DLJ on the basis of, among other things, its perceived expertise in merger and acquisition transactions and its familiarity with the most likely potential merger partners for MID STATES and the regional banking industry.

DLJ has rendered a written opinion to the MID STATES Board to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of MID STATES Common Stock. DLJ's opinion is attached hereto as Exhibit A. MID STATES' shareholders are encouraged to read the DLJ opinion in its entirety.

DLJ's opinion is directed to the Board of Directors of MID STATES only and is directed only to the Exchange Ratio and does not constitute a recommendation to any MID STATES shareholder as to how such shareholder should vote at the MID STATES Special Meeting of Shareholders.

For purposes of its opinion and in connection with its review of the proposed transaction, DLJ, among other things: (a) reviewed the Merger Agreement, as amended, and the Prospectus and Proxy Statement; (b) reviewed certain publicly available financial statements both audited and unaudited, for MID STATES and BANC ONE; (c) reviewed certain financial statements and other financial and operating data concerning MID STATES and BANC ONE prepared by their respective managements; (d) reviewed certain financial projections of MID STATES and BANC ONE, both on a stand-alone and on a combined basis, prepared by their respective managements; (e) discussed certain aspects of the past and current business operations, results of regulatory examinations and actions, financial condition and future prospects of MID STATES and BANC ONE with certain members of the management of MID STATES and BANC ONE; (f) reviewed reported market prices and historical trading activity of MID STATES Common Stock and BANC ONE Common Stock; (g) reviewed certain aspects of the financial performance of MID STATES and BANC ONE Common Stock and compared such financial performance of MID STATE and BANC ONE, together with the stock market data relating to MID STATES and BANC ONE, with similar data available for certain other financial institutions and certain of their publicly traded securities; (h) reviewed the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions; (i) participated in discussions and negotiations among representatives of MID STATES and BANC ONE and their financial and legal advisors; and (j) conducted such other studies, analyses and examinations as DLJ deemed appropriate.

DLJ relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information provided to it by MID STATES, BANC ONE and their respective representatives and the publicly available information reviewed by DLJ. DLJ also relied upon the managements of both MID STATES and BANC ONE as to the reasonableness and achievability of the financial and operating forecasts provided to DLJ (and the assumptions and basis therefor). In that regard, DLJ assumed that such forecasts reflect the best available estimates and judgments of such respective managements and that such projections and forecasts will be realized in the amounts and in the time period currently estimated by the managements of both MID STATES and BANC ONE. DLJ did not independently verify and relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each

MID STATES and BANC ONE at December 31, 1993 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. DLJ was not retained to and did not conduct a physical inspection of any of the properties or facilities of MID STATES or BANC ONE, nor did DLJ make any independent evaluation or appraisal of the assets, liabilities or prospects of MID STATES or BANC ONE, was not furnished with any such evaluation or appraisal and did not review any individual credit files. DLJ also assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to MID STATES and BANC ONE. DLJ was informed by MID STATES and assumed for purposes of its opinion that the Merger will be recorded as a pooling of interests under generally accepted accounting principles.

Prior to rendering its opinion dated _____________, 1994 to the MID STATES Board, DLJ rendered an oral opinion to the Board of March 28, 1994. See "MERGER/Background of Transaction" for discussion of the events preceding DLJ's rendering of its oral opinion. Set forth below is a brief summary of the analyses performed by DLJ in reaching its March 28, 1994 oral opinion.

Stock Trading History. DLJ examined the history of trading prices and volume for MID STATES Common Stock (to the extent known by MID STATES management and conveyed to DLJ) and BANC ONE Common Stock and the relationship between the movements of such common stock prices to prices in the Standard & Poor's Regional Bank Index, the BANC ONE Peer Group (as defined below) and the MID STATES Peer Group (as defined below).

Discounted Cash Flow Analysis. Using discounted cash flow analysis, DLJ estimated the future dividend streams that MID STATES could produce over the five years ending December 31, 1998, assuming a minimum required tangible equity level of 6% of tangible total assets, if MID STATES performed in accordance with management's forecast. DLJ also estimated the terminal value of MID STATES' common equity as of December 31, 1998, by applying a range of multiples to MID STATES' projected 1998 earnings. The dividend streams and terminal value were discounted to present values using discount rates ranging from 11% to 15%, which reflect different assumptions regarding the required rates of return of holders and prospective buyers of MID STATES Common Stock. The range of present values per share of MID STATES Common Stock resulting from this analysis was $78.75 to $98.20.

Comparison with Selected Companies. DLJ compared selected financial ratios for MID STATES to the corresponding ratios of ANB Corporation; Independent Bank Corporation; Northwest Illinois Bancorp, Inc.; Princeton National Bancorp; and Premier Financial Services, Inc. (the "MID STATES Peer Group"), and for BANC ONE to the corresponding ratios of Boatmen's Bancshares, Inc.; Comerica Incorporated; First Bank System, Inc.; First of America Bank Corporation; Firstar Corporation; NBD Bancorp, Inc.; Norwest Corporation; Fifth Third Bancorp; Huntington Bancshares Incorporated; National City Corporation; Old Kent Financial Corporation; and Society Corporation (the "BANC ONE Peer Group"). Such ratios included the regulatory "leverage ratio," return on average total assets, return on average common equity, loan loss reserve to non-performing loans (defined as non-accrual loans, loans 90 days of more past due but still accruing interest and restructured loans) and non-performing assets (defined as non-performing loans plus other real estate owned) to total loans plus other real estate owned, market price to latest twelve months' ("LTM") earnings per share ("EPS") and market price to book value per share. All ratios were based on financial data at or for the twelve months ended December 31, 1993. Market prices as of March 22, 1994 were used for all companies except MID STATES, for which the last sales price known to MID STATES management prior to announcement of the Merger Agreement was used.

DLJ compared the mean values for each of such ratios for the MID STATES Peer Group with the corresponding ratio for MID STATES. This analysis showed that the MID STATES Peer Group had a mean leverage ratio of 8.9% as compared with 10.5% for MID STATES; a mean return on average assets of 1.18%, as compared with 1.08% for MID STATES; a mean return on average common equity of 12.0%, as compared with 10.5% for MID STATES; a mean ratio of loan loss reserve to non-performing loans of 192%, as compared with 194% for MID STATES; a mean ratio of non-performing assets to loans plus other real estate owned of 1.15%, as compared with 0.65% for MID STATES; a mean ratio of market price to LTM EPS of 10.9 times, as compared with 6.6 times for MID STATES; and a mean ratio of market price to book value per share of 1.24 times, as compared with 0.67 times for MID STATES.

DLJ also compared the mean values for each of such ratios for the BANC ONE Peer Group with the corresponding ratio for BANC ONE. This analysis showed that the BANC ONE Peer Group had a mean leverage ratio of 7.66% as compared with 8.67% for BANC ONE; a mean return on average assets of 1.37%, as compared with 1.50% for BANC ONE; a mean return on average common equity of 16.8%, as compared with 17.1% for BANC ONE; a mean ratio of loan loss reserve to non-performing loans of 305%, as compared with 224% for BANC ONE; a mean ratio of non-performing assets to loans plus other real estate owned of 1.09%, as compared with 1.12% for BANC ONE; a mean ratio of market price to LTM EPS of 11.1 times, as compared with 11.4 times for BANC ONE; and a mean ratio of market price to book value per share of 1.78 times, as compared with 1.87 times for BANC ONE.

Analysis of Selected Merger Transactions. DLJ reviewed selected mergers announced from January 1, 1992 through March 22, 1994 involving acquisitions of banks or bank holding companies headquartered in Illinois or states contiguous to Illinois with assets between $100 million and $300 million. Specifically, DLJ reviewed the mergers involving the following pairs of institutions: AMCORE Financial/First State Bancorp; Norwest Corporation/La Porte Bancorp; Old National Bancorp/Indiana State Bank of Terre Haute; Chemical Financial Corporation/Key State Bank; Citizens Banking Corporation/Royal Bank Group; Mercantile Bancorporation/Mount Vernon Bancorp; National City Bancshares/Lincolnland Bancorp; National City Bancshares/Sure Financial Corporation; F&M Bancorporation/First National Financial Corporation; Norwest Corporation/Financial Concepts Bancorp; Old National Bancorp/DCB Corporation; CNB Bancshares, Inc./South Central Illinois Bancorp; Firstbank of Illinois Corporation/First Highland Corporation; Society Corporation/First of America Bank - Monroe; and Old National Bancorp/Palmer Bancorp, Inc. DLJ calculated the multiples of the offer value over the LTM EPS and book value per share of the acquired company in each transaction. The analysis yielded a range of multiples of LTM EPS of 7.7 times to 38.6 times, with a mean of 16.9 times and a median of 15.4 times; and a range of multiples of book value of 1.00 times to
2.23 times, with a mean of 1.66 times and a median of 1.69 times.

DLJ compared these multiples with the corresponding multiples for the Merger, valuing the Exchange Ratio based on Banc One's closing price as of March 25, 1994. In calculating the multiples for the Merger, DLJ used the last sale price of MID STATES Common Stock known to MID STATES management prior to announcement of the Merger Agreement, EPS for the year ended December 31, 1993, and book value per share as of December 31, 1993. This analysis indicated that the value of the Exchange Ratio represented multiples of MID STATES' market price per share, EPS and book value per share of 2.21 times, 14.5 times and
1.47 times, respectively.

No company or transaction used in the above analyses as a comparison is identical to MID STATES, BANC ONE or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

In connection with its written opinion dated as of _____________, 1994, DLJ performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

Although the summary set forth above does not purport to be a complete description of the analyses performed by DLJ, the material analyses performed by DLJ in rendering its opinion have been summarized above. However, the preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. DLJ believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses by which DLJ reached its opinions. In addition, DLJ may have given various analyses more or less weight than other analyses, but no analysis was given materially more weight than any other analysis. Also, DLJ may have deemed various assumptions more or less probable that other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be DLJ's view of the actual value of MID STATES or the combined company.

In performing its analyses, DLJ made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of MID STATES and BANC ONE. The analyses performed by DLJ are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of DLJ's analysis of the fairness, from a financial point of view, of the Exchange Ratio. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, DLJ's opinion to the MID STATES Board was one of many factors taken into consideration by the MID STATES Board in making its determination to approve the Merger Agreement.

Pursuant to the terms of a letter agreement dated November 6, 1992 (the "Engagement Letter"), for DLJ's services in connection with the Merger,including the rendering of its original fairness opinion, MID STATES

(i) has paid DLJ $175,000, and (ii) has agreed to pay DLJ an amount equal to 1.0% of the first $34 million aggregate amount of consideration received by MID STATES' shareholders (treating any options, warrants or other rights of conversion as outstanding), plus 5.0% of the aggregate amount received by MID STATES' shareholders in excess of $34 million and an additional 5.0% of the aggregate amount received in excess of $37 million, less the amount paid by MID STATES pursuant to clause (i) above. Mid States has also agreed to pay DLJ $150,000 for its second fairness opinion (Exhibit A hereto); such amount is not
                                          ---------
offset against the fee described in clause (ii) above. Because the major portion of the aggregate consideration to be received by MID STATES' shareholders is to be paid in the form of securities, the Engagement Letter provides that the value of such securities, for purposes of calculating the fee payable to DLJ, will be determined by the last sale price for such securities on the last trading day thereof prior to consummation of the Merger. Such fee shall be payable in cash upon consummation of the Merger. MID STATES has also agreed to reimburse DLJ for all reasonable out-of-pocket expenses, including reasonable fees and disbursements of legal counsel, and has agreed to indemnify DLJ against certain liabilities. The DLJ fee is an obligation of MID STATES, which is payable upon the consummation of the Merger, and will have no impact on the consideration to be received by each MID STATES shareholder.

DLJ may, in the ordinary course of its business, trade securities of MID STATES and BANC ONE for its own account or for the accounts of customers and thus may hold long or short positions in such securities at any time.

Opinion of The Chicago Corporation

The Chicago Corporation ("TCC") has delivered its written opinion to MID STATES Board of Directors that, based upon and subject to the various considerations set forth in the opinion dated _____________________, 1994, the Exchange Ratio being received by MID STATES shareholders in the merger is fair from a financial point of view to MID STATES' shareholders as of the date of its opinion. The Board of Directors has carefully and thoroughly reviewed the materials and presentations of TCC and has made inquiries of TCC personnel as to the methodology and the assumptions utilized in its analysis. No limitations were imposed by MID STATES' Board of Directors upon TCC with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of TCC's opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Exhibit B. MID STATES shareholders are urged to read the opinion in its
- ---------
entirety.

TCC's opinion is directed only to the Exchange Ratio to be received in the merger and does not constitute a recommendation to any MID STATES shareholder as to how such shareholder should vote at the Special Meeting. The summary of TCC's opinion set forth in this Prospectus and Proxy Statement is qualified in its entirety by reference to the full text of such opinion attached hereto as Exhibit B.
- ---------

MID STATES retained TCC as a financial advisor on the basis of the firm's reputation, experience and familiarity with the banking industry and with merger and acquisition transactions. As part of its investment banking business, TCC is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, negotiated underwritings, secondary distribution of listed and unlisted securities, private placements and valuations for corporate and other purposes.

During the course of its engagement, and as a basis for arriving at its opinion, TCC reviewed and analyzed material bearing upon the financial and operating condition of MID STATES and BANC ONE and material prepared in connection with the merger, as follows: (i) the Merger Agreement, as amended;
(ii) publicly available information concerning MID STATES and BANC ONE including among other things annual reports on form 10-KSB and 10-K, respectively, for each of the last five fiscal years ended; (iii) the nature and terms of recent sale and merger transactions involving financial institutions that TCC considered reasonably similar to MID STATES and BANC ONE in size, financial character, operating character, historical performance and geographic market; (iv) historical and current market data for MID STATES Common Stock and BANC ONE Common Stock and financial and other information provided to TCC by management of MID STATES and BANC ONE, and (v) the Registration Statement and this Prospectus and Proxy Statement. These analyses are discussed in more detail below. In addition, TCC conducted meetings with members of senior management of MID STATES and BANC ONE for the purpose of reviewing the future prospects of MID STATES and BANC ONE. TCC evaluated the pro forma ownership of BANC ONE Common Stock by MID STATES shareholders, relative to the pro forma contribution of MID STATES' assets, liabilities, equity and earnings of the proposed combined company. TCC also took into account its experience in other transactions, as well as its knowledge of the banking industry and its general experience in securities valuations. In rendering its opinion, TCC assumed without independent verification, the accuracy and completeness of the financial and other information and representations provided to it by MID STATES and BANC ONE.

The following is a summary of all material terms considered and the analyses performed by TCC in rendering its opinion during the course of its engagement in connection with its ______________, 1994 opinion.

Net Present Value Analysis. TCC prepared a net present value analysis which indicated theoretical values for MID STATES based on return on average assets ranging between 1.00% and 1.50% and asset growth rates ranging between 2.00% and 10.00%. The results of this analysis indicated a range of theoretical values for MID STATES between $68.05 per share (1.00% return on average assets; 2.00% asset growth rate) and $138.52 per share (1.50% return on average assets; 10.00% asset growth rate). At a return on average assets ratio of 1.10%, which approximated MID STATES historical performance, theoretical values ranged from $74.85 per share (2.00% asset growth rate) to $101.58 per share (10.00% asset growth rate). At an asset growth rate of 4.00%, which approximated MID STATES' historical performance, theoretical values ranged from $73.55 per share (1.00% return on average assets) to $110.32 per share (1.50% return on average assets).

Contribution Analysis. TCC prepared a contribution analysis showing the percentages of assets, deposits, common equity, and 1992 and 1993 net income and estimated 1994 and 1995 net income contributed to the combined company on a pro forma basis by MID STATES and BANC ONE, and compared these percentages to the pro forma ownership of BANC ONE. This analysis showed that MID STATES, as of December 31, 1993, would contribute 0.24% of pro forma consolidated total assets, 0.27% of deposits, 0.29% of common equity, 0.23% of 1992 and 0.18% of 1993 net income and 0.19% of estimated 1994 and 0.18% estimated 1995 net income. Based on the BANC ONE offer, shareholders of MID STATES would own approximately 0.24% of the pro forma common shares outstanding of BANC ONE.

Comparable Transaction Analysis. TCC reviewed selected comparable merger and acquisition transactions. The following merger transactions were reviewed based on publicly available data (the acquiror is named first and underlined, followed by the seller):

    AMCORE Financial, Inc., First State Bancorp of Princeton; First Banks,
    ----------------------                                    -----------
    Inc., First FSB of Proviso Township; Mercantile Bancorporation, Inc., Mount
    ----                                 -------------------------------
    Vernon Bancorp; CNB Bancshares, Inc., South Central Illinois Bancorp; Old
                    --------------------                                  ---
    Kent Financial Corporation, University Financial Corporation; Old National
    --------------------------                                    ------------
    Bancorp, Palmer Bancorp, Inc.; BANC ONE Corporation, Jefferson Bancorp,
    -------                        --------------------
    Inc.; AMCORE Financial, Inc., Dixon Bancorp, Inc.; Mercantile
          ----------------------                       ----------
    Bancorporation, Inc., Old National Bancshares; Old National Bancorp, SBT
    --------------------                           --------------------
    Bancorp, Inc.; and AMCORE Financial, Inc., Central of Illinois, Inc.
                       ----------------------
    Transactions were selected on the basis of comparability of absolute transaction value and the perceived comparability of the markets served by the acquired institutions to those of MID STATES. For the comparable transactions, the multiple of price to trailing 12 months earnings ranged from 8.2 to 22.5 with an average of 13.0. At March 25, 1994, the BANC ONE proposed purchase price represented a multiple of price to trailing 12 months earnings of 14.5. For the comparable transactions, the multiple of purchase price to book value range from 0.95 to 1.95 with an average of
    1.43. The BANC ONE offer to MID STATES represented a multiple of price to December 31, 1993 book value of 1.47.

Financial Implications to MID STATES Shareholders. TCC prepared an analysis of the financial implications of the BANC ONE offer to a MID STATES shareholder. This analysis indicated that on a pro forma equivalent basis a shareholder of MID STATES would achieve an increase in earnings per share, a decrease in per share dividends and an increase in book value per share as a result of the consummation of the merger, assuming a dividend payout ratio significantly higher than MID STATES' historical payout ratio.

Another analysis of the financial implications of the BANC ONE offer kept MID STATES' dividend payout ratio in line with historical dividend payouts. This analysis indicated that on a pro forma equivalent basis a shareholder of MID STATES would achieve an increase in earnings per share, an increase in dividends per share and a decrease in book value per share.

Comparative Shareholder Returns. TCC presented an analysis of comparative theoretical shareholder returns for several scenarios, including MID STATES remaining independent, MID STATES being acquired in 1994 and MID STATES being acquired in 1997. This analysis, which was based on the net present value of projected dividend streams and projected 1997 common stock valuations (using current price-to-trailing twelve month earnings multiples), indicated total shareholders returns of 11.4% for MID STATES remaining independent, 31.7% for the merger in 1997 and 38.2% based on the acceptance of an offer in 1994. TCC also prepared an analysis of the possible pricing of a merger transaction with certain other Midwest-based bank holding companies using estimated 1994 net income for MID STATES and stock prices for selected companies and assuming no earnings-per-share dilution for the buyer. The holding companies reviewed included: AMCORE Financial, Inc.; BANC ONE; Commerce Bancshares, Inc.; First Bank System, Inc.; First Midwest Bancorp; First of America Bank Corp.; Firstbank of Illinois Co.; Firstar Corporation; Hawkeye Bancorporation; Magna Group, Inc.; Mercantile Bancorporation, Inc.; Northwest Illinois Bancorp; and Norwest Corporation.

Given the assumptions, the analysis indicated that these companies could pay a high of $107.28 per share, a low of $66.12 per share and an average price of $81.72 per share for all of the shares of MID STATES.

A second analysis was conducted under the aforementioned methodology with the 1994 net income of MID STATES to include a tax-effected 15% reduction in operating expenses. Under that assumption the previously listed companies could pay a high of $131.87 per share, a low of $81.27 per share and an average price of $100.45 per share for all the shares of MID STATES.

Comparable Company Analysis. TCC compared the market price, market-to-book value and price-to-earnings multiples of BANC ONE Common Stock with the individual market multiples and averages of the following selected comparable companies which it deemed to be reasonably similar to BANC ONE in size, financial character, operating character, historical performance and geographic market: BANC ONE; BankAmerica Corporation; Boatmen's Bancshares, Inc.; Citicorp; Comerica Incorporated; First Bank System, Inc.; First Chicago Corporation; First Interstate Bancorp; First of America Bank Corp.; First Union Corporation; Fleet Financial Group; KeyCorp; Mellon Bank Corporation; NBD Bancorp, Inc.; National City Corporation; NationsBank Corporation; Norwest Corporation; and PNC Bank Corp. This analysis indicated that BANC ONE Common Stock sold at a price of 1.87 times the December 31, 1993 book value and the comparables sold at an average price of 1.56 times book value. BANC ONE's Common Stock sold at a multiple of price to trailing 12 months earnings of 11.2, while the comparable group average price-to-earnings multiple was 10.0.

The summary of TCC's analysis set forth above is a fair summary thereof but does not purport to be a complete description of the presentations by TCC to the MID STATES Board of Directors. TCC believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of analysis, without considering all factors and analyses, could create an incomplete view of the process by which a fairness opinion is rendered. In connection with its analyses, TCC assumed that there would be no material adverse change in general economic, business, market financial and regulatory conditions, all of which are beyond the control of BANC ONE and MID STATES. The analyses performed by TCC are not necessarily indicative of actual values of future results, which may be significantly more or less favorable than suggested by such analyses.

Fees and Indemnification. The fees due to TCC under the Agreement between TCC and MID STATES (the "TCC Agreement") were payable by MID STATES as follows:
$25,000 at the date of execution of TCC Agreement and $25,000 upon delivery of a verbal opinion conclusions and $50,000 at the time a written opinion is delivered for the use with this Prospectus and Proxy Statement. The TCC fee will have no impact on the consideration to be received by each MID STATES' shareholder.

In addition to such fees, MID STATES has agreed to reimburse TCC for all reasonable out-of-pocket expenses and will pay to TCC a fee of $1,500 per day for preparation and court appearances with regard to the fairness opinion. MID STATES has also agreed to indemnify TCC, its officers, directors, agents, employees and certain controlling persons from and against any losses, claims, damages and liabilities in connection with or arising out of the transactions or services referred to in TCC Agreement. This indemnification is subject to certain conditions and procedures set forth in an indemnification agreement between MID STATES and TCC.

Interest of Certain Persons in the Merger

After consummation of the Merger, MID STATES will be merged into Banc One Illinois and the separate corporate existence of MID STATES will cease. It is anticipated that Mr. Thomas H. Robinson, President, CEO and a director of MID STATES and First National, will join the Board of Directors of Banc One Illinois. Following the Merger, First National will operate under the name Bank One, Quad Cities, N.A. and the present directors, officers and employees of First National will continue in the same capacities and one or more officers of Banc One Illinois may be added to the Board.

MID STATES and First National entered into an employment agreement with Mr. Robinson on June 15, 1992 for the purpose of memorializing the continuation of the then effective employment terms and practices and to provide
Mr. Robinson with a three-year employment guarantee in the event of a change in control of MID STATES. The employment agreement was amended and restated as of May 17, 1993 to clarify the terms of the agreement and certain procedural matters thereunder and for the joint obligation of both MID STATES and First National for the compensation and benefits thereunder. Specifically, the agreement provides that Mr. Robinson's employment will be continued for a period of three years following a change in control on the terms at least as favorable as those in effect immediately prior to the change in control. If Banc One Illinois or First National terminates Mr. Robinson's employment during such three-year period, or if Mr. Robinson should resign during such period for "good reason" (defined to mean a significant change in Mr. Robinson's authority or duties, a reduction in the compensation or benefits required under the agreement, or a reasonable determination by him that he is unable to exercise such authorities or responsibilities as a result of the change in control), then Banc One Illinois and First National will be obligated to continue to pay Mr. Robinson his current base salary and the value of the incentive and retirement compensation to which he would have been entitled during the remainder of the three-year term and to continue to provide all medical, life and other insurance protections for such period. In the event that the payment of such salary and benefits results in the imposition upon Mr. Robinson of the excise tax applicable to certain excess parachute payments under the Code, the agreement provides that Mr. Robinson will be entitled to a supplemental payment equal to such excise tax, and all taxes imposed on such supplemental payment. The Merger will constitute a change in control for purposes of the agreement and Banc One Illinois has agreed to assume the obligations of MID STATES under the agreement following the Merger. Mr. Robinson's annual base salary as of October 1, 1993 is $125,000.

Although it is the intent of MID STATES and BANC ONE to continue to provide employment opportunities for employees of MID STATES and First National following the Merger, the Board of Directors of MID STATES, with BANC ONE's consent, has adopted a Separation Assistance Plan to provide separation pay to employees of MID STATES or First National in the event that a reduction in the work force of MID STATES or First National occurs within one year after the Merger. Under the Separation Assistance Plan, Banc One Illinois and First National will first attempt to provide employment alternatives for within the BANC ONE system for employees affected by the discontinuation of job positions or functions. If such alternatives are not possible, then the employee whose job position or function was discontinued shall be entitled to separation pay equal to one week's pay for each full year of service with MID STATES or First National, subject to a maximum of 26 weeks. Any employee who is a vice president shall be entitled to 26 weeks of separation pay, regardless of the employee's years of service. Mr. Robinson is not eligible to receive a benefit under the Separation Assistance Plan.

Effect on Employee Benefits

Pursuant to the Merger Agreement, BANC ONE covenants to comply with its agreements with respect to certain employee benefits sat forth in a letter agreement dated May 24, 1993 between BANC ONE and MID STATES (the "Benefits Agreement").

The Benefits Agreement provides that, upon the Merger or on such subsequent date as BANC ONE shall determine, BANC ONE will cause coverage under the various employee benefit plans and programs maintained by BANC ONE to be extended to the employees of MID STATES and First National. As a result, such employees will participate in, among other plans, the BANC ONE Retirement Plan, Supplemental Employees Retirement Plan, Profit Sharing and 401(k) Plan, Employee Stock Purchase Plan, and medical and life insurance programs. The service of such employees with MID STATES and First National will be recognized under the BANC ONE plans for purposes of determining eligibility for participation and vesting of benefits under the BANC ONE plans; service for purposes of measuring benefits earned under the BANC ONE plans will be measured from the date of the Merger. The employee benefit plans maintained by MID STATES and First National will be terminated or merged into the BANC ONE plans when the BANC ONE plans are extended to the MID STATES and First National employees, subject to the inclusion under the BANC ONE plans of certain benefits accrued during the calendar year in which the transition to the BANC ONE plans occur.

Conditions to the Merger; Termination
- -------------------------------------

Consummation of the Merger is subject to satisfaction of a number of conditions, including:

 (1) the receipt of all necessary approvals of the acquisition by governmental agencies and authorities, including the Federal Reserve and the Illinois Commissioner, and each of such approvals shall remain in full force and effect at the Effective Time;

 (2) there being no change in the consolidated financial condition, aggregate net assets, shareholders' equity, business or operating results of MID STATES and First National, taken as a whole, or BANC ONE and its subsidiaries, taken as a whole, from March 31, 1993 to the Effective Time, that has had a material adverse effect;

 (3) compliance by MID STATES, BANC ONE and Banc One Illinois with their respective covenants and confirmation of their respective representations and warranties as set forth in the Merger Agreement, including the agreement of MID STATES that, except with the approval of BANC ONE or as otherwise permitted by the Merger Agreement, it will not

     (a)  from March 31, 1993 to the Effective Time, pay any cash dividends;

     (b)  effect any changes in connection with its equity capitalization; or

     (c) conduct its banking operations other than in the ordinary course of business;

 (4) approval of the Merger Agreement and the Merger by the requisite vote of shareholders of MID STATES Common Stock (see "MERGER--General" and "VOTING AND MANAGEMENT INFORMATION--Voting");

 (5) receipt by MID STATES and BANC ONE of the legal opinion of MID STATES' counsel regarding the federal income tax consequences referred to under the caption "MERGER--Federal Income Tax Consequences";

 (6) receipt by BANC ONE of an opinion from MID STATES' counsel and receipt by MID STATES of an opinion from counsel for BANC ONE and Banc One Illinois, which opinions are to be in the general form of those annexed to the Merger Agreement;

 (7) satisfaction by BANC ONE and MID STATES of the respective earnings tests set forth in the Merger Agreement or as otherwise agreed between the parties;

 (8) fractional share interests in BANC ONE Common Stock to be paid to former holders of MID STATES Common Stock in cash in the exchange (see "MERGER-Fractional Shares") and shares of BANC ONE Common Stock to which holders of MID STATES Common Stock would have been entitled as of the consummation of the Merger, but who have taken steps to perfect their rights as dissenting shareholders pursuant to applicable law, shall not exceed 10% of the maximum aggregate number of shares of BANC ONE Common Stock which could be issued as a result of the Merger;

 (9) the shares of BANC ONE Common Stock to be issued in exchange for MID STATES Common Stock shall have been listed on the NYSE;

(10) receipt by BANC ONE of the written opinion of Coopers & Lybrand, independent certified public accountants, that the transaction contemplated by the Merger Agreement may be properly accounted for as a pooling-of-interests;

(11) the holders of all credit agreements on which MID STATES or any SUBSIDIARY is the maker, issuer or guarantor and which contain provisions which make the acquisition of MID STATES by or merger into another entity a condition of default or acceleration, shall have provided BANC ONE with a written waiver of all such provisions;

(12) the total number of shares of MID STATES Common Stock issued and outstanding shall not be more than 311,560 shares; and

(13) receipt by MID STATES of opinions from each of DLJ and TCC to the effect that, in the opinion of such firm, the consideration to be received as a result of the Merger is fair from a financial point of view to the holders of MID STATES Common Stock and such opinions shall not have been withdrawn prior to the Effective Time.


The provisions of the Merger Agreement, including the foregoing conditions, may be waived at any time by the party which is entitled to the benefits thereof. However, after the shareholders of MID STATES have approved the Merger Agreement, MID STATES may only amend the Merger Agreement if, in the opinion of MID STATES' Board of Directors, such amendment will not have a material adverse effect on the benefits intended under the Merger Agreement for the shareholders of MID STATES.

The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval by the shareholders of MID STATES, by written notice from BANC ONE to MID STATES, or from MID STATES to BANC ONE, as the case may be, upon the occurrence of any of the following: (i) if any material condition to either party's obligations under the Merger Agreement is not satisfied or waived at the time or times contemplated thereby (each party's right to terminate under this clause (i) shall relate only to conditions to that party's obligations); (ii) in the event of a material breach by a party of any representation, warranty, condition or agreement contained in the Merger Agreement that is not cured within 30 days of the giving of notice to such party by the other party; or (iii) if the Merger shall not have been consummated on or before July 1, 1994. The Merger Agreement also may be terminated, and the Merger thereby abandoned, by the mutual consent of the Boards of Directors of MID STATES and BANC ONE at any time prior to the effective date of the Merger.

MID STATES, by action of its Board of Directors, may elect to terminate the Merger Agreement, whether before or after approval of the Merger by the shareholders of MID STATES, by giving three (3) days written notice of such election to BANC ONE.

If the Merger is not consummated other than by reason of a willful breach of any party to the Merger Agreement, MID STATES, BANC ONE and Banc One Illinois will each pay all of its own expenses incurred incident to such transaction, except for printing expenses which will be paid by BANC ONE. BANC ONE has also agreed to reimburse MID STATES for one-half of all legal and accounting fees and the expenses and fees of DLJ and TCC incurred in connection with the Merger after January 25, 1994.

Federal Income Tax Consequences
- -------------------------------

The following is a summary of certain material U.S. federal income tax consequences of the Merger, including certain consequences to holders of MID STATES Common Stock who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all tax consequences that may be relevant to MID STATES shareholders subject to special federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons) or to MID STATES shareholders who acquired their shares of MID STATES Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The summary does not address the state, local or foreign tax consequences of the Merger, if any.

As a condition to the closing, MID STATES and BANC ONE received the opinion of Vedder, Price, Kaufman & Kammholz, dated April 20, 1994 that, for federal income tax purposes:

(1)  The Merger will constitute a reorganization within the meaning of
     Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended;

(2) No gain or loss will be recognized by Banc One Illinois or MID STATES by reason of the Merger;

(3) No gain or loss will be recognized by the shareholders of MID STATES on the exchange of their shares of MID STATES Common Stock for shares of BANC ONE Common Stock, except as described below with respect to cash received pursuant to the exercise of statutory dissenters' rights or in lieu of fractional share interests;

(4) The tax basis of the BANC ONE Common Stock (including fractional share interests) received by holders of MID STATES Common Stock will be the same as the tax basis of the MID STATES Common Stock surrendered in exchange therefor; and

(5) The holding period of the BANC ONE Common Stock received by a holder of MID STATES Common Stock will include the period for which the MID STATES Common Stock exchanged therefor was held, provided the exchanged MID STATES Common Stock was held as a capital asset by such holder on the date of the exchange.


A MID STATES shareholder who receives cash in lieu of a fractional share interest in BANC ONE Common Stock will be treated as having received the cash in redemption of the fractional share interest. The receipt of cash in lieu of a fractional share interest should generally result in capital gain or loss to the holder in an amount equal to the difference between the amount of cash received and the portion of the holder's tax basis in the MID STATES Common Stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the BANC ONE Common Stock received, determined as set forth above, is longer than one year.

A dissenting shareholder who receives cash in exchange for shares of MID STATES Common Stock will generally recognize capital gain or loss equal to the difference between the amount of cash received and the holder's tax basis in the shares exchanged. Such capital gain or loss will be long-term capital gain or loss if the holder has held the shares for more than one year as of the Effective Time of the Merger.

No rulings from the Internal Revenue Service have been or will be sought by BANC ONE or MID STATES with respect to the federal income tax consequences of the Merger. The opinion of counsel to be obtained by BANC ONE and MID STATES will not be binding upon the Internal Revenue Service, nor will it preclude the Service from taking positions contrary to it. No rulings or opinions with respect to state or local tax consequences have been or will be sought by BANC ONE or MID STATES.

THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (AND AUTHORITIES THEREUNDER) AS IN EFFECT ON THE DATE OF THIS PROSPECTUS AND PROXY STATEMENT, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS THE CONSEQUENCES UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.

Conversion of Shares and Exchange of Certificates
- -------------------------------------------------

Upon consummation of the Merger, the outstanding shares of MID STATES Common Stock will be converted into shares of BANC ONE Common Stock at the Exchange Ratio calculated as described under the caption "MERGER--Exchange Ratio." Except in the event that either MID STATES or BANC ONE shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine its respective Common Stock or declare a dividend, or make a distribution, on its respective Common Stock in any security convertible into such Common Stock prior to the time the Merger becomes effective, no further adjustments will be made in the Exchange Ratio. However, in the event of such a transaction, appropriate adjustment will be made in the Exchange Ratio. The Exchange Ratio has been adjusted to reflect the effect of all stock splits and dividends.

As soon as practicable after the Merger becomes effective, instructions and forms will be furnished to the shareholders of MID STATES for use in exchanging their MID STATES share certificates for certificates of BANC ONE Common Stock. If any certificate for shares of BANC ONE Common Stock is to be issued in a name other than that in which the certificate for shares of MID STATES Common Stock surrendered for exchange is registered, the certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer and the person requesting such exchange must pay to BANC ONE or its transfer agent any applicable transfer or other taxes required by reason of the issuance of the certificate.

Until so surrendered, certificates formerly representing shares of MID STATES Common Stock will be deemed for all purposes to evidence ownership of the number of shares of BANC ONE Common Stock into which such shares have been converted. Dividends and other distributions, if any, that become payable on

BANC ONE Common Stock pending exchange of certificates representing shares of MID STATES Common Stock will be retained by BANC ONE until surrender of such certificates, at which time such dividends and distributions will be paid, without interest. In addition, after the Effective Time the holders of certificates formerly representing shares of MID STATES Common Stock shall cease to have rights with respect to such shares (except such rights, if any, as holders of certificates representing MID STATES Common Stock may have as dissenting shareholders), and, except as aforesaid, their sole rights shall be to exchange such certificates for shares of BANC ONE Common Stock in accordance with the Merger Agreement.

Fractional Shares
- -----------------

No fractional shares of BANC ONE Common Stock will be exchanged for shares of MID STATES Common Stock. In lieu thereof, each shareholder of MID STATES having a fractional interest resulting from the exchange of MID STATES Common Stock for BANC ONE Common Stock will be paid by BANC ONE an amount in cash equal to the value of such fractional interest based upon the closing price of BANC ONE Common Stock on the NYSE on the fifth day immediately preceding the day on which the merger is consummated during which shares of BANC ONE Common Stock are traded on the NYSE as reported in The Wall Street Journal for NYSE
                                            -----------------------
Composite Transactions.

Resales by Affiliates
- ---------------------

The shares of BANC ONE Common Stock issuable to MID STATES shareholders upon consummation of the Merger have been registered under the Securities Act, but such registration does not cover resales by affiliates of MID STATES ("Affiliates"). BANC ONE Common Stock received and beneficially owned by those MID STATES shareholders who are deemed to be Affiliates may be resold without registration as provided for by Rule 145 under the Securities Act, or as otherwise permitted. The term Affiliate is defined to include any person who, directly or indirectly, controls, or is controlled by, or is under common control with MID STATES at the time the Merger Agreement is submitted for approval by a vote of the shareholders of MID STATES Common Stock. Each Affiliate who desires to resell the BANC ONE Common Stock received in the Merger must sell such BANC ONE Common Stock either (i) pursuant to an effective registration statement under the Securities Act, (ii) in accordance with the applicable provisions of Rule 145 under the Securities Act or (iii) in a transaction which, in the opinion of counsel for such Affiliate or as described in a "no-action" or interpretive letter from the Staff of the Commission, in each case reasonably satisfactory in form and substance to BANC ONE, states that such resale is exempt from the registration requirements of the Securities Act.

Rule 145(d) requires that persons deemed to be Affiliates resell their BANC ONE Common Stock pursuant to certain of the requirements of Rule 144 under the Securities Act if such BANC ONE Common Stock is sold within the first two years after the receipt thereof. After two years, if such person is not an affiliate of BANC ONE and BANC ONE is current in the filing of its periodic securities law reports, a former Affiliate of MID STATES may freely resell the BANC ONE Common Stock received in the Merger without limitation. After three years from the issuance of the BANC ONE Common Stock, if such person is not an affiliate of BANC ONE at the time of sale or for at least three months prior to such sale, such person may freely resell such BANC ONE Common Stock, without limitation, regardless of the status of BANC ONE's periodic securities law reports.

MID STATES has agreed to provide BANC ONE with a list of those persons who may be deemed to be Affiliates at the time of the Special Meeting. MID STATES will use its best efforts to cause each such person to deliver to BANC ONE prior to the Effective Time a written agreement to the effect that no sale will be made of any shares of BANC ONE Common Stock received in the Merger by an Affiliate of MID STATES except (i) in accordance with the Securities Act and (ii) if, as it expects to do, BANC ONE utilizes pooling-of-interests accounting in accounting for the Merger, until such time as BANC ONE shall first publish the financial results of at least 30 days of post-merger combined operations of MID STATES and BANC ONE, provided that BANC ONE shall publish such results not later than four months from the Effective Time. The certificates of BANC ONE Common Stock issued to Affiliates of MID STATES in the Merger may contain an appropriate restrictive legend, and appropriate stop transfer orders may be given to the transfer agent for such certificates.

Accounting Treatment
- --------------------

BANC ONE expects to account for the acquisition of MID STATES as a pooling-of-interests.


                       COMPARATIVE RIGHTS OF SHAREHOLDERS
                       ----------------------------------

Description of BANC ONE Stock
- -----------------------------

General.  The authorized capital stock of BANC ONE consists of 600,000,000
- -------
shares of BANC ONE Common Stock and 35,000,000 shares of Preferred Stock, without par value ("Preferred Stock"), divided into 10,000,000 shares of Class A Preferred Stock, 1,000,000 shares of Class B Convertible Preferred Stock ("Class B Preferred Stock") and 24,000,000 shares of Class C Preferred Stock of which the $3.50 Cumulative Convertible Preferred Stock constitutes a series ("Series C Preferred Stock"). As of December 31, 1993, there were issued and outstanding 5,000,000 shares of Series C Preferred Stock and 380,687,187 shares of BANC ONE Common Stock.

The following summary of the terms of BANC ONE's capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of the Ohio General Corporation Law and BANC ONE's Articles.

Common Stock.  Holders of BANC ONE Common Stock are entitled to receive
- ------------
dividends out of funds legally available therefor as and if declared by the Board of Directors, provided that, so long as any shares of Preferred Stock are outstanding, no dividends (other than dividends payable in BANC ONE Common Stock) or other distributions (including redemptions and purchases) may be made with respect to the BANC ONE Common Stock unless full cumulative dividends on the shares of Preferred Stock have been paid.

Holders of shares of BANC ONE Common Stock are entitled to one vote for each share for the election of directors and on all other matters. Holders of BANC ONE Common Stock vote together as a class with holders of Class B Preferred Stock. Generally, holders of Series C Preferred Stock have no voting rights.

The issued and outstanding shares of BANC ONE Common Stock are fully paid and nonassessable. The holders of BANC ONE Common Stock are not entitled to preemptive rights or conversion or redemption rights. The BANC ONE Common Stock does not have cumulative voting rights in the election of directors.

In the event of the voluntary or involuntary dissolution, liquidation or winding up of BANC ONE, holders of BANC ONE Common Stock will be entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors (including holders of BANC ONE's indebtedness) and holders of Preferred Stock, all the remaining assets of BANC ONE available for distribution.

Preferred Stock.  The Board of Directors has the authority to issue each class
- ---------------
of Preferred Stock in one or more series and to fix the designations, number of shares, dividends, redemption rights, sinking fund requirements, liquidation prices, conversion rights and other rights, qualifications, limitations or restrictions thereon (except voting rights) as the Board of Directors may from time to time be permitted by law to fix or change.

Currently, there are outstanding shares of Series C Preferred Stock. Holders of Series C Preferred Stock are entitled to receive out of funds legally available therefor cumulative cash dividends at the annual rate of $3.50 per share payable quarterly on the last day of March, June, September and December in each year.

In the event that full cumulative dividends on outstanding shares of Series C Preferred Stock have not been paid, no dividends may be declared or paid on, and no amounts may be set aside or applied to the redemption or purchase of, any shares of BANC ONE Common Stock or any other shares of capital stock of BANC ONE ranking junior to shares of Series C Preferred Stock.

Upon the voluntary or involuntary dissolution, liquidation or winding up of BANC ONE, holders of Series C Preferred Stock are entitled to receive a preferential distribution of $50 per share plus accrued and unpaid dividends, if any.

Generally holders of shares of Series C Preferred Stock have no voting rights. The approval of a majority of the outstanding shares of Series C Preferred Stock voting together as a class is required in order to amend BANC ONE's Articles to affect adversely the rights of the holders of the Series C Preferred Stock or to take any action that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Series C Preferred Stock. Holders of Series C Preferred Stock also have the right to elect two additional directors during any period in which dividends on Series C Preferred Stock are cumulatively in arrears in the amount of six or more full quarterly dividends.

At the option of the holder of any shares of Series C Preferred Stock, such shares may be converted into shares of BANC ONE Common Stock at the conversion rate then in effect. The present conversion rate is 1.75360 shares of BANC ONE Common Stock for each share of Series C Preferred Stock and is subject to adjustment for stock dividends, subdivisions, splits (the conversion rate has been adjusted to reflect the 5 shares for 4 shares common stock split declared by Banc One's Board of Directors on July 20, 1993 and payable August 31, 1993 to shareholders of record on August 3, 1993) and combinations and any distribution of rights or warrants to purchase BANC ONE Common Stock at a price per share less than the BANC ONE Common Stock's then-current market value.

The issued shares of Series C Preferred Stock may be redeemed, in whole or in part, by BANC ONE at its election at any time after April 15, 1995, at a redemption price of $52.10 per share during the period from April 15, 1995, to but not including March 31, 1996, and thereafter at the redemption prices during the 12-month periods beginning on March 31 of the years shown below, plus accrued and unpaid dividends, if any.

           Year                                    Redemption Price
           ----                                    ----------------
           1996  . . . . . . . . . . . . . . . .        $51.75
           1997  . . . . . . . . . . . . . . . .        $51.40
           1998  . . . . . . . . . . . . . . . .        $51.05
           1999  . . . . . . . . . . . . . . . .        $50.70
           2000  . . . . . . . . . . . . . . . .        $50.35
           2001 and thereafter . . . . . . . . .        $50.00

Special Voting Requirements for Certain Transactions
- ----------------------------------------------------

Article Eleventh of BANC ONE's Articles incorporates, to a large extent, the provisions of the Ohio control share acquisition statute (Section 1701.831 of the Ohio Revised Code). Article Eleventh sets forth procedures for obtaining shareholder consent of "control share acquisitions" subject to the right of the Board of Directors to screen out proposals that do not meet certain standards set forth in Article Eleventh. Article Eleventh defines a "control share acquisition" as any acquisition, directly or indirectly, of shares of BANC ONE which, when added to all other shares of BANC ONE owned or controlled by the acquiror, would entitle the acquiror, alone or with others, to exercise or direct the exercise of voting power in BANC ONE in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third; (b) one-third or more but less than a majority; and (c) a majority or more. A bank, broker, nominee, trustee, or other person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing Article Eleventh shall, however, be deemed to have voting power only of shares in respect of which such person would be able to exercise or direct the exercise of votes without further instruction from others at a meeting of shareholders called under Article Eleventh. A control share acquisition which meets certain criteria set forth in Article Eleventh as determined by the Board of Directors must be presented to a meeting of the shareholders of BANC ONE and approved by the affirmative vote of both (a) a majority of the voting power represented at the meeting and (b) a majority of that portion of such voting power excluding any "interested shares"; that is, those shares held by the acquiring person, executive officers of BANC ONE and employees of BANC ONE who are also directors. Article Eleventh may be amended by a vote of 85% of the votes entitled to be cast by all holders of voting stock.

BANC ONE's Articles also include a "fair price" provision which is designed to provide reasonable assurances to shareholders that in the event any shareholder or group of shareholders acquires 20% or more of BANC ONE's voting stock (the "Acquiror") and then seeks to acquire all or part of the remaining voting stock through a merger or other transaction which would force a change or termination of the other shareholders' ownership interests (a "Business Combination"), such other shareholders must receive consideration at least equivalent to that paid by the Acquiror in acquiring its 20% stock interest, unless the Business Combination is approved either (i) by a majority of directors who are unrelated to the Acquiror or (ii) by the affirmative vote of 75% of all the votes entitled to be cast by all holders of voting stock and 67% of the votes entitled to be cast by all holders of voting stock held by shareholders other than the Acquiror ("Special Shareholder Vote").

This provision operates by requiring that after an Acquiror emerges, any Business Combination which has the effect of requiring shareholders to surrender their shares must satisfy one of the following conditions:

    (a)  Fair Consideration to Shareholders.  The terms of the Business
         ----------------------------------
         Combination must provide for payment of consideration which is at least equivalent to the highest price paid to other shareholders by the Acquiror in acquiring its 20% stock position and must be approved by shareholders as otherwise required by applicable law; or

    (b)  Unrelated Director Approval.  The Business Combination must be
         ---------------------------
         approved as fair to shareholders by a majority of the directors who are not affiliated with the Acquiror and who were directors before the Acquiror acquired its 20% stock position or who were nominated or elected to succeed such directors by the other unaffiliated directors ("Unrelated Directors") and must be approved by shareholders as otherwise required by applicable law; or

    (c)  Special Shareholder Vote.  The Business Combination must be approved
         ------------------------
         by a Special Shareholder Vote.


The Article containing this provision may be amended only by a vote of 85% of the votes entitled to be cast by all holders of voting stock, unless the amendment is approved unanimously by the Unrelated Directors, in which case only majority shareholder approval would be required.

Chapter 1704 of the Ohio Revised Code (the "Ohio Statute") is similar to the "fair price" provision contained in BANC ONE's Articles. The Ohio Statute prohibits an "Issuing Public Corporation" from engaging in a "Chapter 1704 Transaction" with an "Interested Shareholder" for a period of three years following the date on which the person becomes an "Interested Shareholder" unless, prior to such date, the directors of the "Issuing Public Corporation" approve either the "Chapter 1704 Transaction" or the acquisition of shares pursuant to which such person became an "Interested Shareholder." An "Issuing Public Corporation" is an Ohio corporation with 50 or more shareholders which has its principal place of business, principal executive offices or substantial assets within the State of Ohio. BANC ONE is currently an Issuing Public Corporation. An "Interested Shareholder" is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the Issuing Public Corporation. A "Chapter 1704 Transaction" includes any merger, consolidation, combination or majority share acquisition between or involving an Issuing Public Corporation and an Interested Shareholder or an affiliate or associate of an Interested Shareholder. A Chapter 1704 Transaction also includes certain transfers of property, dividends and issuance or transfers of shares, from or by an Issuing Public Corporation or a subsidiary of an Issuing Public Corporation to, with or for the benefit of an Interested Shareholder or an affiliate or associate of an Interested Shareholder unless such transaction is in the ordinary course of business of the Issuing Public Corporation on terms no more favorable to the Interested Shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions. Finally, Chapter 1704 Transactions include certain transactions which (i) increase the proportionate share ownership of an Interested Shareholder, (ii) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs or liquidation of the Issuing Public Corporation if such plan is proposed by or on behalf of the Interested Shareholder, or (iii) pledge or extend the credit or financial resources of the Issuing Public Corporation to or for the benefit of the Interested Shareholder.

After the initial three-year moratorium has expired, an Issuing Public Corporation may engage in a Chapter 1704 Transaction if (i) the acquisition of shares pursuant to which the person became an Interested Shareholder received the prior approval of the board of directors of the Issuing Public Corporation,
(ii) the Chapter 1704 Transaction is approved by the affirmative vote of the holders of shares representing at least a majority of the voting power of the Issuing Public Corporation and by the holders of at least a majority of voting shares which are not beneficially owned by an Interested Shareholder or an affiliate or associate of an Interested Shareholder, or (iii) the Chapter 1704 Transaction meets certain statutory tests designed to ensure that it be economically fair to all shareholders.

Comparison of BANC ONE Common Stock and MID STATES Common Stock
- ---------------------------------------------------------------

The rights of shareholders of BANC ONE are governed by BANC ONE's Articles and Code of Regulations and the applicable provisions of the Ohio law, while the rights of the shareholders of MID STATES are governed by MID STATES' Certificate and By-laws and the applicable provisions of the DGCL. If the holders of MID STATES Common Stock approve the Merger Agreement and the Merger is subsequently consummated, holders of MID STATES Common Stock will become holders of BANC ONE Common Stock. The following comparison of the rights of holders of MID STATES Common Stock and BANC ONE Common Stock is based on current terms of the governing documents of the respective companies, and on the current provisions of applicable state law.

The rights of holders of MID STATES Common Stock and holders of BANC ONE Common Stock are similar in several respects: each shareholder is entitled to one vote for each share held on all matters submitted to a vote of shareholders (although holders of MID STATES Common Stock are entitled to exercise cumulative voting in the election of directors), each shareholder is entitled to receive pro rata any assets distributed to shareholders upon liquidation, dissolution or winding up of the affairs of the company (after all creditors have been satisfied and requisite preferential amounts are paid to the holders of outstanding preferred stock). Although it is impracticable to note all the differences between Ohio law and the DGCL generally and all of the differences between the applicable governing documents of BANC ONE and MID STATES, the following is intended to be a summary of certain significant differences between the rights of holders of BANC ONE Common Stock and the rights of holders of MID STATES Common Stock.

Election and Removal of Directors. MID STATES' directors are elected by cumulative voting. This means that in an election of directors, holders of MID STATES Common Stock may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares owned by the shareholder, or distribute the number of votes among any number of candidates. MID STATES' entire Board of Directors or any lesser number may be removed, with or without cause, by a vote of the holders of the majority of the shares then entitled to vote at an election of directors, except that no director may be removed if the votes cast against his removal would be sufficient to elect such director if voted cumulatively at an election of directors at which the same total number of votes were cast and the entire board were then being elected. Cumulative voting makes it more likely that sizable minority shareholders could elect minority directors even if opposed by the other shareholders. Cumulative voting is not allowed in the election of directors of BANC ONE. All of the directors of MID STATES and BANC ONE are elected by the shareholders each year and may be removed with or without cause by the shareholders

Dividends. Under Ohio law, dividends may be paid out of surplus, including both earned surplus and capital surplus, in cash, property or shares of the corporation, provided that such dividend payments are not in violation of the rights of any other class of securities and are not made when the corporation is insolvent or there is reasonable ground to believe that by such payment it will be rendered insolvent. A Delaware corporation may pay dividends out of any surplus and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year; provided that such payment may not be made from such net profit if capital shall have been reduced by depreciation, losses or otherwise below the amount of capital represented by all classes of shares having a preference upon the distribution of assets. The payment of dividends by bank holding companies also is subject to certain regulatory constraints. Dividends paid by both BANC ONE and MID STATES are subject to federal income tax to the extent of the distributing corporation's current and accumulated earnings and profits. However, it is suggested that in connection with voting on the Merger, shareholders contact their tax advisors to determine the tax consequences of the Merger to them.

Supermajority and Fair Price Provisions. MID STATES' Certificate contains provisions similar to the provisions of BANC ONE's Articles relating to control share acquisitions and fair price provisions for business combinations. BANC ONE's Articles contain provisions requiring a supermajority vote for certain business combinations. See "COMPARATIVE RIGHTS OF SHAREHOLDERS--Special Voting Requirements for Certain Transactions." Although Delaware law generally requires the affirmative vote of the holders of a majority of the shares of each class entitled to vote to approve a merger, consolidation, share exchange or sale, lease, exchange or other disposition of all or substantially all of MID STATES' assets, MID STATES' Certificate requires the approval of certain interested shareholder transactions by not less than 75% of MID STATES' outstanding shares entitled to vote, unless certain alternative requirements are satisfied. In addition, in the event of a merger, consolidation or sale of MID STATES or any subsidiary thereof, with or to a corporation, person or entity, which owns, directly or indirectly, ten percent or more of the outstanding shares of MID STATES ("Ten Percent Owner"), each holder of MID STATES Common Stock who properly opposes such transaction is entitled to receive a price for his, her or its shares equal to the highest price paid by such Ten Percent Owner for shares of MID STATES purchased in the two-year period prior to the consummation of such transaction.

In addition to being subject to the laws of Delaware and Ohio, respectively, both MID STATES and BANC ONE, as bank holding companies, are subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions.

Evaluation of Tender Offers and Business Combinations. In evaluating an acquisition proposal, Ohio law includes a provision which permits directors, in determining whether any matter is in the best interests of the corporation, to take into consideration the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, community and societal considerations and the long-term and short-term interests of the corporation and its shareholders, including the possibility that such interests may be best served by the continued independence of the corporation. No similar provision is included in the DGCL or MID STATES' Certificate.

Amendment of Governing Documents. BANC ONE's Articles may be amended by the affirmative vote of the holders of a majority of the voting power of BANC ONE, except that amendments to the "control share acquisition" and "fair price" provisions require a supermajority vote. See "COMPARATIVE RIGHTS OF SHAREHOLDERS--Special Voting Requirements for Certain Transactions." The Code of Regulations of BANC ONE may only be amended by the affirmative vote of a majority of the voting power represented by the outstanding voting stock of BANC ONE present in person or by proxy at an annual or special meeting called for such purpose.

MID STATES' Certificate may be amended by the affirmative vote of the holders of a majority of the outstanding shares of MID STATES' voting stock, except that amendments to the provision providing for supermajority voting and any amendment which provides for any change to Sections Fifth, Sixth and Ninth of MID STATES' Articles require the affirmative vote of three-fourths of the outstanding shares of MID STATES' voting stock. The DGCL provides that shareholders of a corporation may amend its by-laws and that a corporation may, in its certificate of incorporation, also confer such power upon its Board of Directors. MID STATES' Certificate explicitly confers upon the MID STATES' Board the power to amend MID STATES' by-laws. Accordingly, both the MID STATES' Board and its shareholders may amend MID STATES' by-laws by a majority vote, except that amendments by MID STATES' shareholders to provisions in MID STATES' by-laws with respect to the number of directors and the filling of director vacancies require the affirmative vote of not less than three-fourths of the outstanding shares of MID STATES' voting stock.

Appraisal Rights. Under the DGCL, appraisal or dissenters' rights are available only in connection with statutory mergers or consolidations. Even in such cases, unless the certificate of incorporation otherwise provides, the DGCL does not recognize dissenters' rights for any class or series of stock which is either listed on a national securities exchange or held of record by more than 2,000 shareholders except that appraisal rights are available for holders of stock who, by the terms of the merger or consolidation, are required to accept anything except (i) stock of the corporation surviving or resulting from the merger of consolidation, (ii) shares which at the effective time of the merger or consolidation are either listed on a national securities exchange or held of record by more than 2,000 shareholders, (iii) cash in lieu of fractional shares of stock described in the foregoing clauses (i) and (ii), or
(iv) any combination of stock and cash in lieu of fractional shares described in the foregoing clauses (i), (ii) or (iii). MID STATES has less than 2,000 shareholders and although a local brokerage firm attempts to make a market in MID STATES Common Stock, MID STATES Common Stock is not listed on any national securities exchange. Therefore, holders of MID STATES Common Stock will be entitled under the DGCL to appraisal rights in connection with the Merger. See "VOTING AND MANAGEMENT INFORMATION--Rights of Dissenting Shareholders."

Under Ohio law, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to its articles of incorporation. In addition, shareholders of an Ohio corporation being merged into a new corporation are also entitled to appraisal rights. Shareholders of an acquiring corporation are entitled to appraisal rights in a merger, combination or majority share acquisition in which such shareholders are entitled to voting rights.

Repurchases. Under the DGCL, a corporation may repurchase or redeem its shares only if such purchase does not impair capital. However, a corporation may redeem preferred stock out of capital if such shares will be retired upon redemption and the stated capital of the corporation is thereupon reduced in accordance with the DGCL. Under Ohio law, a corporation may purchase or redeem its own shares if authorized to do so by its articles of incorporation or under certain other circumstances but may not do so only if immediately thereafter its assets would be less than its liabilities plus its stated capital, if any, or if the corporation is insolvent or would be rendered insolvent by such a purchase or redemption. Article Sixth of BANC ONE's Articles permits BANC ONE to repurchase or redeem shares to the extent permitted by law.

Indemnification. The DGCL provides that a director, employee, officer or agent of a corporation may be indemnified against liability (other than in an action by or in the right of a corporation) and other costs incurred by such person in connection with such proceedings, provided such person acted in good faith and in a manner such person reasonably believed to be in and not opposed to, the best interests of the corporation and, with respect to any criminal proceedings, had no reason to believe the conduct was unlawful. For actions or suits brought by or in the name of the corporation, the DGCL provides that a director, employee, officer or agent of a corporation may be indemnified against expenses by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in and not opposed to, the best interests of the corporation except that if such person is adjudged to be liable to the corporation, such person can be indemnified if and only to the extent that a court shall determine that despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. The DGCL permits a corporation to advance expenses incurred by an officer or director in defending any action prior to the disposition of such action upon a receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to be indemnified by the corporation. MID STATES' By-laws provide that MID STATES must indemnify all persons whom it is permitted to indemnify under the DGCL.

The DGCL allows a corporation to provide, in its certificate of incorporation, a provision which limits or eliminates the personal liability of a director to the corporation and its shareholders for monetary damages for such person's breach of fiduciary duty, provided that such provision may not so limit a director's liability (i) for a breach of his duty of loyalty to the corporation; (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends, certain stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. These provisions have the effect of protecting a corporation's directors against personal liability from breaches of their duty of care, including liability for gross negligence under Delaware law. MID STATES' By-laws contain a provision eliminating such liability to the extent permitted under the DGCL.

Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors and officers for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his or her act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests. Ohio law does not authorize payment of expenses or judgments to an officer or other agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director or officer acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the company, indemnification is discretionary except as otherwise provided by a company's articles, code of regulations or by contract except with respect to the advancement of expenses of directors. The statutory right to indemnity is not exclusive in Ohio. Ohio law provides express authority for Ohio corporations to procure not only insurance policies, but also to furnish protection similar to insurance, including trust funds, letters of credit and self-insurance, or to provide similar protection such as indemnity against loss of insurance.

Unlike Delaware law, Ohio law has codified the traditional business judgment rule. Ohio law provides that the business judgment presumption of good faith may only be overcome by clear and convincing evidence, rather than the preponderance of the evidence standard applicable in most states. Further, Ohio law provides specific statutory authority for directors to consider, in addition to the interests of the corporation's shareholders, other factors such as the interest of the corporation's employees, suppliers, creditors and customers; the economy of the state and nation; community and societal considerations; the long-term and short-term interests of the corporation and its shareholders; and the possibility that these interests may be best served by the continued independence of the corporation.


                           MISCELLANEOUS INFORMATION
                           -------------------------

Transfer and Exchange Agents
- ----------------------------

Bank One, Indianapolis, N.A., Indianapolis, Indiana, serves as Transfer Agent and as Registrar for BANC ONE Common Stock. Bank One, Indianapolis, N.A. will act as Exchange Agent in connection with the Merger. First National acts as Transfer Agent and as Registrar for MID STATES Common Stock.

Interests of Named Experts and Counsel
- --------------------------------------

The consolidated financial statements of BANC ONE incorporated by reference in this Prospectus and Proxy Statement have been audited by Coopers & Lybrand, independent public accountants, to the extent and for the years included in their reports, which reports are included or are incorporated herein, and have been so included or incorporated in reliance upon their reports given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of MID STATES incorporated by reference in this Prospectus and Proxy Statement have been audited by McGladrey & Pullen, independent certified public accountants, to the extent and for the years included in the reports which parts are included or incorporated by reference herein and have been included and incorporated in reliance upon their reports given, and upon the authority of said firm as experts in accounting and auditing.

Certain legal matters will be passed upon for MID STATES by counsel for MID STATES, Vedder, Price, Kaufman & Kammholz, Chicago, Illinois. An opinion on certain of the federal income tax consequences of the proposed transaction will also be issued by Vedder, Price, Kaufman & Kammholz. Vedder, Price, Kaufman & Kammholz has from time to time performed legal services for Banc One Illinois in connection with matters unrelated to the Merger. An opinion on the validity of the BANC ONE Common Stock offered hereby has been passed upon by Roman J. Gerber, Executive Vice President and General Counsel of BANC ONE.

Sources of Information
- ----------------------

The information concerning BANC ONE and MID STATES has been supplied by the management of the respective companies.

Registration Statement
- ----------------------

This Prospectus and Proxy Statement does not include all of the information set forth or incorporated by reference in the Registration Statement on Form S-4 and the exhibits thereto filed by BANC ONE with the Commission under the Securities Act. The Registration Statement may be inspected at the principal office of the Commission in Washington, D.C., and copies may be obtained upon payment of prescribed fees. See "AVAILABLE INFORMATION" for addresses of the Commission's offices. Reference is hereby made to the Registration Statement and exhibits thereto for further information pertaining to BANC ONE and MID STATES.

Other Matters
- -------------

The Board of Directors of MID STATES does not know of any other matters which may come before the Special Meeting.

                   B.  INFORMATION ABOUT BANC ONE CORPORATION
                   ------------------------------------------

General -- Business.
- -------------------

BANC ONE is a multi-bank holding company with bank subsidiaries in Arizona, California, Colorado, Ohio, Illinois, Indiana, Kentucky, Michigan, Oklahoma, Texas, Utah, West Virginia and Wisconsin. At December 31, 1993, BANC ONE had consolidated total assets of $79.9 billion, consolidated total deposits of approximately $60.9 billion and consolidated total shareholders' equity of approximately $7.0 billion. At December 31, 1993, BANC ONE ranked eighth among the nation's publicly owned bank holding companies in terms of period-end assets and at December 31, 1993, BANC ONE ranked sixth among the nation's publicly owned bank holding companies in terms of period-end common equity.
For the year ended December 31, 1993, BANC ONE's return on average assets was 1.53%.

As of December 31, 1993, BANC ONE owned indirectly all of the outstanding stock of 82 commercial banks (the "affiliate banks"). Except for Bank One, Texas, N.A., BANC ONE had no single affiliate bank comprising in excess of 20% of its consolidated assets at December 31, 1993. BANC ONE also owns subsidiaries which offer services in the areas of mortgage banking, credit card processing, consumer finance, equipment leasing, fiduciary and trust services, venture capital, credit life insurance, brokerage and data processing.

Since its formation in 1968, BANC ONE has acquired over 125 banking institutions and the number of banking offices of its affiliate banks has increased from 24 to over 1,300. BANC ONE anticipates that it will continue to expand by acquisition in the future. BANC ONE is frequently in discussions regarding possible acquisitions. See "Recent Developments" for information with respect to pending and potential acquisitions.

BANC ONE is a legal entity separate and distinct from its affiliate banks and its nonbanking subsidiaries. Accordingly, the right of BANC ONE, and thus the right of BANC ONE's creditors and shareholders, to participate in any distribution of the assets or earnings of any affiliate bank or other subsidiary is necessarily subject to the prior claims of creditors of the affiliate bank or subsidiary, except to the extent that claims of BANC ONE in its capacity as a creditor may be recognized. The principal source of BANC ONE's revenues is dividends and fees from its affiliates. See "Certain Regulatory Matters" for a discussion of regulatory restrictions on the ability of the affiliate banks to pay dividends to BANC ONE.

Recent Developments.
- -------------------

In recent years, BANC ONE has pursued an active acquisition program. The following is a list of announced significant acquisitions that have not been consummated as of the date of this Prospectus and Proxy Statement.

    Liberty National Bancorp, Inc., a multi-bank holding company headquartered in Louisville, Kentucky with assets of approximately $4.9 billion as of December 31, 1993, which BANC ONE will acquire for approximately 24 million shares of BANC ONE Common Stock.

BANC ONE has also announced three other acquisitions which are not material in the aggregate. In addition, BANC ONE has recently terminated its pending acquisitions of FirsTier Financial, Inc., a multi-bank holding company headquartered in Omaha, Nebraska with assets of approximately $3.1 billion as of December 31, 1993, and Nebraska Capital Corporation, a single bank holding company headquartered in Lincoln, Nebraska with assets of approximately $95 million as of December 31, 1993.

BANC ONE continues to explore opportunities to acquire banks and nonbank companies permitted by the Bank Holding Company Act of 1956. Discussions are continually being carried on relating to the acquisition of bank-related companies and other banks. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. BANC ONE's acquisition strategy is flexible in that it does not require BANC ONE to effect specific acquisitions so as to enter certain markets or to attain specified growth levels. Rather than being market driven or size motivated, BANC ONE's acquisition strategy reflects BANC ONE's willingness to consider potential acquisitions wherever and whenever such opportunities arise based on the then-existing market conditions and other circumstances. Banks to be acquired must be of sufficient size to support and justify having management of a caliber capable of making lending and other management decisions at the local level under BANC ONE's operating philosophy. BANC ONE also is willing from time to time to acquire a smaller bank when it can be acquired through a reorganization into an existing affiliate. BANC ONE's interest in the acquisition of non-bank companies has been limited to bank-related services with which BANC ONE already has familiarity. BANC ONE's acquisitions may be made by the exchange of stock, through cash purchases, and with other consideration.

Other than as described above, BANC ONE does not currently have any definite understandings or agreements for any acquisitions material to BANC ONE. However, BANC ONE anticipates that it will continue to expand by acquisition in the future.

Certain Regulatory Matters
- --------------------------

General

BANC ONE is subject to the supervision of, and to regular inspection by, the Federal Reserve. BANC ONE's principal banking subsidiaries are organized as national banking associations, which are subject to regulation by the Comptroller of the Currency (the "Comptroller"). In addition, various state authorities regulate BANC ONE's state banking subsidiaries. Furthermore, the various banking subsidiaries are subject to regulation by the Federal Deposit Insurance Corporation (the "FDIC") and other federal bank regulatory bodies.
In addition to banking laws, regulations and regulatory agencies, BANC ONE and its subsidiaries and affiliates are subject to various other laws, regulations and regulatory agencies, all of which directly or indirectly affect BANC ONE's operations, management and ability to make distributions. The following discussion summarizes certain aspects of those laws and regulations that affect BANC ONE.

Proposals to change the laws and regulations governing the banking industry are frequently raised in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any changes and the impact such changes might have on BANC ONE and its subsidiaries are difficult to determine.

According to Federal Reserve policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Furthermore, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of BANC ONE or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of BANC ONE may be assessed for the FDIC's loss, subject to certain exceptions.

BANC ONE's banks are affected by various state and federal laws and by the fiscal and monetary policies of the federal government and its agencies, including the Federal Reserve. An important purpose of these policies is to curb inflation and control recessions through control of the supply of money and credit. The Federal Reserve uses its powers to regulate reserve requirements of its member banks, the discount rate on its member bank borrowings, interest rates on time and savings deposits of its member banks, and to conduct open market operations in United States government securities so as to exercise control over the supply of money and credit. These policies have a direct effect on the amount of bank loans and deposits and on the interest rates charged on loans and paid on deposits, with the result that federal policies have a material effect on bank earnings. Policies which are directed toward increasing the supply of money and credit and reducing interest rates may have an adverse effect on bank earnings. Future policies of the Federal Reserve and other authorities cannot be predicted, nor can their effect on future bank earnings be predicted. Similarly, future changes in state and federal laws and wage, price and other economic restraints of the federal government cannot be predicted nor can their effect on future bank earnings be predicted.

Capital Requirements

The Federal Reserve, the FDIC and the Comptroller have issued substantially similar minimum risk-based and leverage capital guidelines for United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth.

The Federal Reserve risk-based guidelines applicable to BANC ONE define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, minority interests less goodwill and certain other intangible assets, and one-half of investments in unconsolidated subsidiaries.

Tier 2 capital consists of mandatory convertible debt, subordinated and other qualifying term debt, preferred stock not qualifying as Tier 1 capital and the allowance for credit losses, subject to certain limitations less one-half of investments in unconsolidated subsidiaries. The sum of Tier 1 and Tier 2 capital represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by the sum of four categories of risk-weighted assets, such risk weights based primarily on relative credit risk. The regulatory minimum qualifying total risk-based capital ratio is 8%, of which at least 4% must consist of Tier 1 capital. BANC ONE's Tier 1 and total risk-based capital ratios under these guidelines at December 31, 1993 were 10.51% and 14.19%, respectively.

The leverage ratio is determined by dividing Tier 1 capital by adjusted total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. BANC ONE's estimated leverage ratio at December 31, 1993 was 8.66%. Although BANC ONE has not been informed of any specific leverage ratio requirement applicable to it, management believes that BANC ONE meets its leverage ratio requirement.

Dividend Restrictions

Various federal and state statutory provisions limit the amount of dividends BANC ONE's affiliate banks can pay to BANC ONE without regulatory approval.
The approval of the appropriate bank regulator is required for any dividend by a national bank or state member bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. Under these provisions and various state law restrictions, BANC ONE's affiliate banks could have declared, as of December 31, 1993, without obtaining prior regulatory approval, aggregate dividends of approximately $1.2 billion. In addition, federal bank regulatory authorities have authority to prohibit the affiliate banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. The ability of BANC ONE's affiliate banks to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies and capital guidelines.

FDICIA

The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"), which became law on December 19, 1991, revises several banking statutes, including the Federal Deposit Insurance Act, affecting bank regulation, deposit insurance and provisions for funding of the Bank Insurance Fund (the "BIF") administered by the FDIC. Under FDICIA the bank regulators' authority to intervene is linked to the deterioration of a bank's capital level. In addition, FDICIA places limits on real estate lending and brokered deposit activities, expands audit and reporting requirements, and imposes limitations and requirements on various banking functions. BANC ONE believes that the deposit insurance and brokered deposit limitations under FDICIA will not have any material impact on the liquidity or funding of BANC ONE or its affiliate banks.

Deposit Insurance Assessments

The deposits of each of BANC ONE's banks are insured up to regulatory limits by the FDIC. Accordingly, BANC ONE's banks are subject to deposit insurance assessments to maintain the Bank Insurance Fund (the "BIF") of the FDIC.

On September 14, 1992, the FDIC adopted regulations to implement a transitional risk-related insurance assessment system, starting January 1, 1993. Under this system, the FDIC will place each insured bank in one of nine risk categories based on its level of capital and other relevant information (such as supervisory evaluations). Each insured bank's insurance assessment rate will then be determined by the risk category in which it has been classified by the FDIC. Under this transitional system, the average insurance assessment rate will be .254% per $100 of deposits. However, there will be an eight basis point spread between the highest and lowest assessment rates, so that banks classified as strongest by the FDIC will be subject to a rate of $0.23 per $100 of deposits and banks classified as weakest by the FDIC will be subject to a rate of $0.31 per $100 of deposits. The FDIC has indicated that it expects that the majority of banks will be subject to an assessment rate of $0.23 per $100 of deposits (the same rate as under the current flat-rate assessment system). However, the FDIC has also indicated that it expects to recommend that the permanent risk-related premium system, to be implemented in 1994, incorporate a wider differential between the highest and lowest assessment rates.

Market Prices of and Dividends Paid on BANC ONE Common Stock
- ------------------------------------------------------------

BANC ONE Common Stock is, and the shares offered hereby will be, listed on the New York Stock Exchange. The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of BANC ONE Common Stock on the New York Stock Exchange Composite Tape and cash dividends per share of BANC ONE Common Stock. The dividend and stock price information for 1990 has not been adjusted to reflect the 10% dividend on BANC ONE Common Stock effective February 14, 1992 or for the five shares for four shares common stock split payable to shareholders of record on August 3, 1993 and to be distributed on August 31, 1993.

                          Price Range of Common Stock
                          ---------------------------

                              High              Low         Dividends
                              ----              ---         ---------
1992
- ----
  First Quarter . . . . .    $36.36           $30.75          $.21
  Second Quarter  . . . .     34.55            30.73           .21
  Third Quarter . . . . .     34.27            30.64           .24
  Fourth Quarter  . . . .     38.91            31.82           .24

1993
- ----

  First Quarter . . . . .    $42.27           $36.36          $.25
  Second Quarter. . . . .     44.73            36.73           .25
  Third Quarter . . . . .     42.19            34.55           .28
  Fourth Quarter              39.77            32.27           .28

1994
- ----
  First Quarter  . . . .     $35.47           $31.88           .31
  Second Quarter . . . .                                       .31
    (through          , 1994)

BANC ONE intends to continue its present policy of paying quarterly cash dividends to its shareholders so that dividends as a percentage of income will average between 35 and 40 percent of net income. The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of BANC ONE and its subsidiaries, applicable government regulations and other factors deemed relevant by the Board of Directors. Certain debt instruments to which BANC ONE is a party limit its ability to pay dividends on BANC ONE Common Stock. Under the most restrictive of these limitations, BANC ONE would have been permitted to pay cash dividends on BANC ONE Common Stock in excess of its $$1.0 billion of retained earnings as of December 31, 1993. As described under "Certain Regulatory Matters," various state and federal laws limit the ability of affiliate banks to pay dividends to BANC ONE.

Incorporation of Certain Information
About BANC ONE By Reference
- ---------------------------

BANC ONE's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and BANC ONE's Current Reports on Form 8-K, including the Form 8-K filed January 28, 1994 and the Form 8-K filed February 17, 1994, in each case filed with the Commission pursuant to Section 13 of the Exchange Act and the description of BANC ONE Common Stock which is contained in its registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description, are incorporated into this Prospectus and Proxy Statement by reference.

               C.  INFORMATION ABOUT Mid States Bancshares, Inc.
               -------------------------------------------------

General
- -------

MID STATES is a bank holding company incorporated under the laws of the state of Delaware with its principal office in Moline, Illinois. MID STATES owns all of the outstanding stock of the First National Bank Moline, Moline, Illinois ("First National"), which operates two offices in Moline, Illinois. As of December 31, 1993, MID STATES had total assets of approximately $192 million and First National had deposits of approximately $163 million.

Market Prices of and Dividends Paid on MID STATES Common Stock
- --------------------------------------------------------------

As of December 31, 1993, there were approximately 300 holders of record of MID STATES Common Stock. No trading market exists for MID STATES Common Stock as trades occur infrequently and typically for very few shares. The last known trade occurred on April 16, 1993 and was for 188 shares at a price of $45.00 per share. See "Information About the Transaction - Comparative per Share Data."

The following table sets forth, for the periods indicated, the cash dividends paid per share of MID STATES Common Stock:

                              Dividend Per Share
                              ------------------
1991
- ----
  First Quarter . . . . .      $.60
  Second Quarter  . . . .       .60
  Third Quarter . . . . .       .60
  Fourth Quarter  . . . .       .80

1992
- ----

  First Quarter . . . . .      $.60
  Second Quarter  . . . .       .60
  Third Quarter . . . . .       .60
  Fourth Quarter  . . . .       .80

1993
- ----

  First Quarter . . . . .      $.60
  Second Quarter. . . . .       .69
  Third Quarter . . . . .       .77
  Fourth Quarter . . . .        .77

1994
  First Quarter . . . . .       .84
  Second Quarter. . . . .       .
   (through          , 1994)

The Merger Agreement provides that beginning with the second calendar quarter of 1993 and for each succeeding calendar quarter prior to the consummation of the Merger, MID STATES may declare and pay cash dividends on shares of MID STATES Common Stock in an amount, per calendar quarter, which, in the aggregate, will not exceed the greater of $0.65 per share or a comparable BANC ONE Common Stock dividend on shares of MID STATES Common Stock. However, MID STATES will not declare or pay any dividends or make any distributions in any amount on the MID STATES Common Stock in the quarter in which the Effective Time occurs and in which the shareholders of MID STATES Common Stock are entitled to receive regular quarterly dividends on the shares of BANC ONE Common Stock into which the shares of MID STATES Common Stock have been converted.

Incorporation of Certain Information About MID STATES By Reference
- ------------------------------------------------------------------

MID STATES' Annual Report on Form 10-KSB for the fiscal year ended December 31, 1993, as filed by MID STATES with the Commission is incorporated into this Prospectus and Proxy Statement by reference.

                     D.  VOTING AND MANAGEMENT INFORMATION
                     -------------------------------------


BANC ONE will pay the costs of preparing and printing this Prospectus and Proxy Statement and MID STATES will bear the cost of soliciting proxies from its shareholders for the Special Meeting. Solicitation of proxies will be made in person, by mail, or by telephone or telegraph by present and former directors, officers and employees of MID STATES and First National for which no additional compensation will be paid. Copies of the form of proxy and Notice and this
Prospectus will be mailed to shareholders on or about April    , 1994.

Voting
- ------

The proxy accompanying this Prospectus Proxy Statement is solicited by the Board of Directors of MID STATES and, if properly executed and returned, will be voted in accordance with the instructions given therein. IF NO INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER AGREEMENT. Any proxy may be revoked at any time before it is voted by furnishing MID STATES with either written notice of revocation or a subsequently dated proxy or appearing at the Special Meeting and electing to vote in person.

The MID STATES Board has fixed the close of business on               , 1994,
as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. As of the record date, __________________ shares of MID STATES Common Stock were outstanding, each of which entitled its holder to one vote at the Special Meeting. The affirmative vote of a majority of the outstanding shares of MID STATES Common Stock entitled to vote thereon is required for approval of the Merger Agreement.

The Directors of MID STATES have unanimously approved the Merger Agreement and each director has indicated an intention to vote all of his shares in favor of the Merger Agreement.

Rights of Dissenting Shareholders
- ---------------------------------

Under Delaware law, appraisal or dissenters' rights are available in connection with statutory mergers or consolidations. The DGCL provides that shareholders shall receive a notice at least 20 days prior to a meeting held for purposes of voting on a merger that appraisal rights are available and shall also receive a copy of Section 262 of the DGCL. A shareholder wishing to exercise his or her appraisal rights shall deliver to the corporation, in advance of the merger vote, a written demand for appraisal. A proxy or vote against the merger shall not constitute a demand under the DGCL. Within 10 days after a merger is effective, the surviving or resulting corporation shall notify all shareholders who have demanded an appraisal and did not vote for or consent to the merger that the merger has become effective. Within 120 days of the effective date of the merger, the surviving or resulting corporation or a shareholder who has demanded an appraisal may file a petition in a Court of Chancery demanding a determination of the value of the stock of all such shareholders. Within 60 days of the effective date of a merger, any shareholder may withdraw his or her previous demand for an appraisal and accept the terms of the merger. Section 262 of the DGCL is attached to this Prospectus and Proxy Statement as Exhibit C.
                                                                      ---------

Management and Principal Shareholders of BANC ONE
- -------------------------------------------------

Information concerning the directors and executive officers of BANC ONE, compensation of directors and executive officers of BANC ONE and any related transactions in which they have an interest, together with information related to principal shareholders of BANC ONE, is set forth in BANC ONE's Proxy
Statement, dated March    , 1994, incorporated herein by reference to BANC
ONE's Annual Report on Form 10-K for the year ended December 31, 1993. See "Incorporation by Reference."

Management and Principal Shareholders of MID STATES
- ---------------------------------------------------

Information concerning the directors and executive officers of MID STATES, compensation of directors and executive officers of MID STATES and any related transactions in which they have an interest, together with information related to principal shareholders of MID STATES, is set forth in MID STATES' Annual Report on Form 10-K for the year ended December 31, 1993. See "Incorporation of Certain Information About MID STATES by Reference."

Future Proposals by MID STATES's Shareholders
- ---------------------------------------------

If the Merger is not consummated, it is currently anticipated that the 1994 Annual Meeting of Shareholders of MID STATES will be held on __________, 1994.

                                                                     Exhibit A
                                                                     ---------


                                      May _____, 1994


 Board of Directors
 Mid States Bancshares, Inc.
 501  15th Street
 Moline, Illinois  61265-2184

 Gentlemen:

     On December 21, 1993, we delivered to you our written opinion as to the fairness, from a financial point of view, to the holders of the outstanding common stock, par value $5.00 per share (the "Mid States Common Stock"), of Mid States Bancshares, Inc. ("Mid States") of the consideration to be received by such holders pursuant to the Agreement and Plan of Merger dated as of May 25, 1993 by and among Mid States, Banc One Corporation ("Banc One") and Banc One Illinois Corporation, a wholly-owned subsidiary of Banc One (the "Merger Agreement"). The Merger Agreement provides for the merger of Mid States with and into Banc One Illinois Corporation (the "Merger") and provided for the conversion of each share of Mid States Common Stock into the right to receive, subject to certain limitations and procedures set forth in the Merger Agreement, 2.7225 shares of Banc One common stock, no par value ("Banc One Common Stock"), after giving effect to Banc One's five-share-for-four-share stock split on August 31, 1993 and ten percent stock dividend paid on March 4, 1994. Our letter of December 31, 1993 expressed our opinion that, on the basis of the factors and subject to the conditions described in that letter, if the market value of the Banc One Common Stock to be received in respect of each share of Mid States Common Stock were $102.96 or higher, the consideration to be received by the holders of Mid States common stock pursuant to the Merger Agreement would be fair, from a financial point of view, to the holders of Mid States Common Stock. In that letter, we expressed no opinion as to the fairness of such consideration in the event that the market value of the Banc One Common Stock to be received in respect of each share of Mid States Common Stock were less than $102.96.

     You have now requested our opinion as to the fairness, from a financial point of view, to the holders of Mid States Common Stock of the "Exchange Rate" set forth in the Second Agreement Amending Agreement and Plan of Merger, dated as of March 25, 1994 (the "Second Amendment"). The Second Amendment provides that, at the time the Merger becomes effective (the "Effective Time") and subject to certain limitations and procedures set forth in the Merger Agreement and the amendments thereto, each of the not more than 311,560 shares of Mid States Common Stock that shall be issued and outstanding immediately prior to the Effective Time (excluding any shares held by Mid States as treasury shares) shall be converted into 2.917 shares of Banc One Common Stock (the "Exchange Rate").

     The Merger is subject to, among other things, approvals of the Board of Governors of the Federal Reserve System and the Illinois Commissioner of Banks and Trust Companies (which approvals have been granted), approval by the holders of a majority of the shares of Mid States

 Board of Directors
 Mid States Bancshares, Inc.
 Page 2

                                      May _____, 1994


 Common Stock, and receipt of opinions to the effect that the Merger will qualify for treatment as a tax-free reorganization and a pooling-of-interests.

     Donaldson, Lufkin & Jenrette Securities Corporation, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, including bank holding company acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. We were retained by Mid States to act as its exclusive financial advisor with respect to any sale, merger, consolidation, or other business combination, in one or a series of transactions, involving all or a substantial amount of the business, securities or assets of Mid States. We have received and will receive compensation from Mid States in connection with our services, a significant portion of which is contingent upon the consummation of the Merger.

     At your direction, we solicited a limited number of institutions, including Banc One, to determine their interest in a possible business combination with Mid States. Also at your direction, we ceased soliciting such interest of third parties at the time you determined to negotiate on an exclusive basis with Banc One, which negotiations led to execution of the Merger Agreement.

     In the ordinary course of our business we may actively trade the debt and equity securities of companies, including Mid States and Banc One, for our own account and for the accounts of customers and may hold a long or short position in such securities at any time.

     For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

        1. Reviewed the Merger Agreement, the First Agreement Amending Agreement and Plan of Merger dated as of February 22, 1994, the Second Amendment, the prospectus and proxy statement dated as of December 21, 1993 and the prospectus and proxy statement dated as of April ___, 1994 sent to the holders of Mid States Common Stock in connection with the proposed transaction;

        2. Reviewed certain publicly available financial statements, both audited and unaudited, for Mid States and Banc One;

        3. Reviewed certain financial statements and other financial and operating data concerning Mid States and Banc One prepared by their respective managements;

        4. Reviewed certain financial projections of Mid States and Banc One, both on a stand-alone and on a combined basis, prepared by their respective managements;

        5. Discussed certain aspects of the past and current business operations, results of regulatory examinations, financial condition and future prospects of Mid States and Banc One with certain members of the management of Mid States and Banc One;

        6. Reviewed reported market prices and historical trading activity of Mid States Common Stock and Banc One
             Common Stock;

Board of Directors
Mid States Bancshares, Inc.
Page 3

                                      May _____, 1994


        7. Reviewed certain aspects of the financial performance of Mid States and Banc One and compared such financial performance of Mid States and Banc One together with the stock market data relating to Mid States and Banc One with similar data available for certain other financial institutions and certain of their publicly traded securities;

        8. Reviewed the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions;

        9. Participated in discussions and negotiations among representatives of Mid States and Banc One and their financial and legal advisors; and

       10. Conducted such other studies, analyses, and examinations as we deemed appropriate.

     We have relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information that has been provided to us by Mid States, Banc One and their respective representatives and of the publicly available information that was reviewed by us. We have also relied upon the managements of both Mid States and Banc One as to the reasonableness and achievability of the financial and operating forecasts provided to us (and the assumptions and bases therefor). In that regard, we have assumed that such forecasts, including without limitation projected costs savings and operating synergies resulting from the Merger, reflect the best currently available estimates and judgments of such respective managements and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the managements of both Mid States and Banc One. We have not independently verified and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Mid States and Banc One at December 31, 1993 are adequate to cover such losses and complied fully with applicable law, regulatory policy, and sound banking practice as of the date of such financial statements.
 We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of Mid States or Banc One, nor did we make any independent evaluation or appraisal of the assets, liabilities or prospects of Mid States or Banc One, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. We have also assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Mid States and Banc One. We were informed by Mid States and have assumed for purposes of our opinion that the Merger will be recorded as a pooling of interests under generally accepted accounting principles.

     Our opinion is based solely upon the information available to us and the economic, market, and other circumstances as they exist as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

 In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on Banc One or the surviving corporation in the Merger that would have a material adverse effect on the contemplated benefits of the Merger. We have also assumed that there would not occur any change in the applicable law or regulation that would cause a material adverse change in the prospects or operations of Banc One or the surviving corporation after the Merger.

Board of Directors
Mid States Bancshares, Inc.
Page 4

                                      May _____, 1994


     We are not expressing any opinion herein as to the prices at which shares of Banc One Common Stock may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of Mid States Common Stock as to how such holder should vote with respect to the Merger Agreement at any meeting of holders of Mid States Common Stock.

     This letter is for the information of the Board of Directors of Mid States and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or any other written document used in connection with the offer or sale of securities, nor shall this letter be used for any other purpose without our prior written consent;
 provided, however, that we hereby consent to the inclusion and reference to this opinion in any registration statement or proxy statement used in connection with the Merger so long as the opinion is quoted in full or attached as an exhibit to such registration statement or proxy statement.

     Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Exchange Rate is fair, from a financial point of view, to the holders of Mid States Common Stock.

                                  Very truly yours,

                                  DONALDSON, LUFKIN & JENRETTE
                                    SECURITIES CORPORATION
                                             by


                                  -----------------------------
                                        David D. Olson
                                        Managing Director

                          THE CHICAGO CORPORATION               Exhibit B
                                                                ---------
____________, 1994



Board of Directors
Mid States Bancshares, Inc.
501 15th Street
Moline, Illinois  61265

Members of the Board:

Mid States Bancshares, Inc. ("Mid States") has entered into an Agreement and Plan of Merger (the "Agreement") dated May 25, 1993, as amended February 22, 1994 and March 25, 1994, between Banc One Corporation ("Banc One") and Mid States. As is set forth in the Agreement, each outstanding share of common stock of Mid States will be exchanged for 2.917 common shares of Banc One (the "Exchange Rate"). In connection therewith, you have requested our opinion as to the fairness of the Exchange Rate, from a financial point of view, to the shareholders of Mid States.

During the course of our engagement, we have, among other things;

     1) Reviewed and analyzed material bearing upon the financial and operating condition of Banc One and Mid States and material prepared in connection with the proposed transaction;

     2) Reviewed the Agreement; certain publicly available information concerning Banc One and Mid States, including financial statements and Consolidated Balance Sheets and Statements of Income for each of the five most recent fiscal years;

     3) Reviewed the operating characteristics of certain other financial institutions deemed relevant to the contemplated transaction;

     4) Reviewed the nature and terms of recent sale and merger transactions involving banks, thrifts, bank and thrift holding companies and other financial institutions that we consider relevant;

     5) Reviewed historical and current market data for Banc One and Mid States common stock;

Board of Directors
Mid States Bancshares, Inc.
Page -2-


     6) Reviewed financial and other information provided to us by the managements' of Banc One and Mid States;

     7) Conducted meetings with members of the senior management of Banc One and Mid States for the purpose of reviewing the future prospects of Banc One and Mid States;

     8) Reviewed certain information including forecasts pertaining to prospective cost savings and revenue enhancements relative to the proposed transactions;

     9) Evaluated the pro forma ownership of Banc One common stock by Mid States shareholders, relative to the pro forma contribution of Mid States' assets, liabilities, equity and earnings to the pro forma company.

We also took into account our experience in other transactions, as well as our knowledge of the banking industry and our general experience in securities valuations. The Chicago Corporation ("TCC") is an investment banking and securities firm with membership on all principal U.S. securities exchanges. As part of our investment banking services, we are regularly engaged in the independent valuation of securities in connection with negotiated underwritings, private placements, merger and acquisition transactions and recapitalizations.

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations provided to us by Banc One and Mid States.

Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Exchange Rate is fair from a financial point of view, to the shareholders of Mid States.

Sincerely,

/s/ The Chicago Corporation
THE CHICAGO CORPORATION

                    CONSENT OF THE CHICAGO CORPORATION

We hereby consent to the summarization of our fairness opinion letter and references to our firm under the caption "SUMMARY OF THE TRANSACTION -- Opinions of Investment Bankers" and to the inclusion of such letter as Exhibit B to the Proxy Statement -Prospectus which is part of this Registration Statement on Form S-4 of BANC ONE CORPORATION. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities and Exchange Commission promulgated thereunder.

THE CHICAGO CORPORATION

The Chicago Corporation

Chicago, Illinois
April 20, 1994

Opinion of Financial Advisor to Mid States

The Chicago Corporation has delivered its written opinion to Mid States Board of Directors that, based upon and subject to the various considerations set forth in the opinion dated _________________, 1994, the Exchange Ratio is fair from a financial point of view to Mid States' shareholders as of the date of its opinion. The Board of Directors has carefully and thoroughly reviewed the materials and presentations of The Chicago Corporation and has made inquiries of The Chicago Corporation personnel as to the methodology and the assumptions utilized in its analysis. No limitations were imposed by Mid States' Board of Directors upon The Chicago Corporation with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the opinion of The Chicago Corporation, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Exhibit B. Mid States shareholders are urged to read the opinion in its entirety.

The Chicago Corporation's opinion is directed only to the Exchange Ratio to be received in the Merger and does not constitute a recommendation to any Mid States shareholder as to how such shareholder should vote at the Annual Meeting. The summary of the opinion of The Chicago Corporation set forth in this Prospectus/Proxy Statement is qualified in its entirety by reference to the full text of such opinion attached hereto as Exhibit B.

Mid States retained The Chicago Corporation as its financial advisor on the basis of the firm's reputation, experience and familiarity with the banking industry and with merger and acquisition transactions. As part of its investment banking business, The Chicago Corporation is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, negotiated underwritings, secondary distribution of listed and unlisted securities, private placements and valuations for corporate and other purposes.

During the course of its engagement, and as a basis for arriving at its opinion, The Chicago Corporation reviewed and analyzed material bearing upon the financial and operating condition of Mid States and Banc One and material prepared in connection with the Merger, as follows: (i) the Merger Agreement;
(ii) publicly available information concerning Mid States and Banc One including among other things annual reports on form 10-KSB for Mid States and on form 10-K for Banc One for each of the last five fiscal years ended; (iii) the nature and terms of recent sale and merger transactions involving financial institutions that The Chicago Corporation considered reasonably similar to Mid States and Banc One in size, financial character, operating character, historical performance and geographic market; (iv) historical and current market data for Mid States Common Stock and Banc One Common Stock and financial and other information provided to The Chicago Corporation by management of Mid States and Banc One, and (v) the Registration Statement and this Prospectus/Proxy Statement. These analyses are discussed in more detail below. In addition, The Chicago Corporation conducted meetings with members of senior management of Mid States and Banc One for the purpose of reviewing the future prospects of Mid States and Banc One. The Chicago Corporation evaluated the pro forma ownership of Banc One Common Stock by Mid States shareholders, relative to the pro forma contribution of Mid States' assets, liabilities, equity and earnings of

Page -2-

the proposed combined company. The Chicago Corporation also took into account its experience in other transactions, as well as its knowledge of the banking industry and its general experience in securities valuations. In rendering its opinion, The Chicago Corporation assumed without independent verification, the accuracy and completeness of the financial and other information and representations provided to it by Mid States and Banc One.

The following is a summary of all material terms considered and the analyses performed by The Chicago Corporation in rendering its opinion during the course of its engagement in connection with its ________________, 1994 opinion.

Net Present Value Analysis. The Chicago Corporation prepared a net present value analysis which indicated theoretical values for Mid States based on return on average assets ranging between 1.00% and 1.50% and asset growth rates ranging between 2.00% and 10.00%. The results of this analysis indicated a range of theoretical values for Mid States between $68.05 per share (1.00% return on average assets; 2.00% asset growth rate) and $138.52 per share (1.50% return on average assets; 10.00% asset growth rate). At a return on average assets ratio of 1.10%, which approximated Mid States historical performance, theoretical values ranged from $74.85 per share (2.00% asset growth rate) to $101.58 per share (10.00% asset growth rate). At an asset growth rate of 4.00%, which approximated Mid States' historical performance, theoretical values ranged from $73.55 per share (1.00% return on average assets) to $110.32 per share (1.50% return on average assets).

Contribution Analysis. The Chicago Corporation prepared a contribution analysis showing the percentages of assets, deposits, common equity, and 1992 and 1993 net income and estimated 1994 and 1995 net income contributed to the combined company on a pro forma basis by Mid States and Banc One, and compared these percentages to the pro forma ownership of Banc One. This analysis showed that Mid States, as of December 31, 1993, would contribute 0.24% of pro forma consolidated total assets, 0.27% of deposits, 0.29% of common equity, 0.23% of 1992 and 0.18% of 1993 net income and 0.19% of estimated 1994 and 0.18% estimated 1995 net income. Based on the Banc One offer, shareholders of Mid States would own approximately 0.24% of the pro forma common shares outstanding of Banc One.

Comparable Transaction Analysis. The Chicago Corporation reviewed selected comparable merger and acquisition transactions. The following merger transactions were reviewed based on publicly available data (the acquiror is named first and underlined, followed by the seller): AMCORE Financial, Inc.,
                                                     -----------------------
First State Bancorp of Princeton; First Banks, Inc., First FSB of Proviso
                                  ------------------
Township; Mercantile Bancorporation, Inc., Mount Vernon Bancorp; CNB
          --------------------------------                       ---
Bancshares, Inc., South Central Illinois Bancorp; Old Kent Financial
- -----------------                                 ------------------
Corporation, University Financial Corporation; Old National Bancorp, Palmer
- ------------                                   ---------------------
Bancorp, Inc.; Banc One Corporation, Jefferson Bancorp, Inc.; AMCORE
               ---------------------                          ------
Financial, Inc., Dixon Bancorp, Inc.; Mercantile Bancorporation, Inc., Old
- ----------------                      --------------------------------
National Bancshares; Old National Bancorp, SBT Bancorp, Inc.; and AMCORE
                     ---------------------                        ------
Financial, Inc., Central of Illinois, Inc. Transactions were selected on the
- ----------------
basis of comparability of absolute transaction value and the perceived comparability of the markets served by the acquired institutions to those of Mid States. For the comparable transactions, the multiple of price to trailing 12 months earnings ranged from 8.2 to 22.5 with an average of 13.0. At March 25, 1994, the Banc One proposed purchase price represented a multiple of price to trailing 12 months earnings of 14.5.

Page -3-

For the comparable transactions, the multiple of purchase price to book value range from 0.95 to 1.95 with an average of 1.43. The Banc One offer to Mid States represented a multiple of price to December 31, 1993 book value of 1.47.

Financial Implications to Mid States Shareholders. The Chicago Corporation prepared an analysis of the financial implications of the Banc One offer to a Mid States Shareholder. This analysis indicated that on a pro forma equivalent basis a shareholder of Mid States would achieve an increase in earnings per share, a decrease in per share dividends and an increase in book value per share as a result of the consummation of the Merger, assuming a dividend payout ratio significantly higher than Mid States' historical payout ratio.

Another analysis of the financial implications of the Banc One offer kept Mid States' dividend payout ratio in line with historical dividend payouts. This analysis indicated that on a pro forma equivalent basis a shareholder of Mid States would achieve an increase in earnings per share, an increase in dividends per share and a decrease in book value per share.

Comparative Shareholder Returns. The Chicago Corporation presented an analysis of comparative theoretical shareholder returns for several scenarios, including Mid States remaining independent, Mid States being acquired in 1994 and Mid States being acquired in 1997. This analysis, which was based on the net present value of projected dividend streams and projected 1997 common stock valuations (using current price-to-trailing twelve month earnings multiples), indicated total shareholders returns of 11.4% for Mid States remaining independent, 31.7% for a merger in 1997 and 38.2% based on the acceptance of an offer in 1994. The Chicago Corporation also prepared an analysis of the possible pricing of a merger transaction with certain other Midwest-based bank holding companies using estimated 1994 net income for Mid States and stock prices for selected companies and assuming no earnings-per-share dilution for the buyer. The holding companies reviewed included: AMCORE Financial, Inc.; Banc One Corporation, Inc.; Commerce Bancshares, Inc.; First Bank System, Inc.; First Midwest Bancorp; First of America Bank Corp.; Firstbank of Illinois Co.; Firstar Corporation; Hawkeye Bancorporation; Magna Group, Inc.; Mercantile Bancorporation, Inc.; Northwest Illinois Bancorp; and Norwest Corporation.

Given the assumptions, the analysis indicated that these companies could pay a high of $107.28 per share, a low of $66.12 per share and an average price of $81.72 per share for all of the shares of Mid States.

A second analysis was conducted under the aforementioned methodology with the 1994 net income of Mid States to include a tax-effected 15% reduction in operating expenses. Under that assumption the previously listed companies could pay a high of $131.87 per share, a low of $81.27 per share and an average price of $100.45 per share for all the shares of Mid States.

Page -4-

Comparable Company Analysis. The Chicago Corporation compared the market price, market-to-book value and price-to-earnings multiples of Banc One Common Stock with the individual market multiples and averages of the following selected comparable companies which it deemed to be reasonably similar to Banc One in size, financial character, operating character, historical performance and geographic market: Banc One Corporation; BankAmerica Corporation; Boatmen's Bancshares, Inc.; Citicorp; Comerica Incorporated; First Bank System, Inc.; First Chicago Corporation; First Interstate Bancorp; First of America Bank Corp.; First Union Corporation; Fleet Financial Group; KeyCorp; Mellon Bank Corporation; NBD Bancorp, Inc.; National City Corporation; NationsBank Corporation; Norwest Corporation; and PNC Bank Corp. This analysis indicated that Banc One Common Stock sold at a price of 1.87 times the December 31, 1993 book value and the comparables sold at an average price of
1.56 times book value. Banc One's Common Stock sold at a multiple of price to trailing 12 months earnings of 11.2, while the comparable group average price-to-earnings multiple was 10.0.

The summary of The Chicago Corporation analysis set forth above is a fair summary thereof but does not purport to be a complete description of the presentations by The Chicago Corporation to the Mid States Board of Directors. The Chicago Corporation believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of analysis, without considering all factors and analyses, could create an incomplete view of the process by which a fairness opinion is rendered. In connection with its analyses, The Chicago Corporation assumed that there would be no material adverse change in general economic, business, market financial and regulatory conditions, all of which are beyond the control of Banc One and Mid States. The analyses performed by The Chicago Corporation are not necessarily indicative of actual values of future results, which may be significantly more or less favorable than suggested by such analyses.

Fees and Indemnification. The fees due to The Chicago Corporation under the Agreement between The Chicago Corporation and Mid States (the "Chicago Corporation Agreement") were payable by Mid States as follows: $25,000 at the date of execution of The Chicago Corporation Agreement and $25,000 upon delivery of verbal conclusions and $50,000 at the time a written opinion is delivered for the proxy statement.

In addition to such fees, Mid States has agreed to reimburse The Chicago Corporation for all reasonable out-of-pocket expenses and will pay to The Chicago Corporation a fee of $1,500 per day for preparation and court appearances with regard to the fairness opinion. Mid States has also agreed to indemnify The Chicago Corporation, its officers, directors, agents, employees and certain controlling persons from and against any losses, claims, damages and liabilities in connection with or arising out of the transactions or services referred to in The Chicago Corporation Agreement. This indemnification is subject to certain conditions and procedures set forth in an indemnification agreement between Mid States and The Chicago Corporation.

                                                                     Exhibit C

                        DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal rights.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, 252, 254, 257, 258 or 263 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 261 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258 and 263 of this title to accept for such stock anything except:

              a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

              b. Shares of stock of any other corporation which at the
                 effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association or Securities Dealers, Inc. or held of record by more than 2,000 stockholders;
              c. Cash in lieu of fractional shares of the corporations
                 described in the foregoing subparagraphs a. and b. of this paragraph; or
              d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing subparagraphs a.,
                 b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d)  Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the share of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal off his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identify of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who ahs complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.
         Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
         (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a fully verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list of the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal right as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, Section 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, Section 24; 57 Del. Laws, c. 148, Sections 27-29; 59 Del. Laws, c. 106, Section 12; 60 Del. Laws, c. 371, Sections 3-12; 63 Del. Laws, c. 25, Section 14; 63 Del. Laws, c. 152, Sections 1,2; 64 Del. Laws, c. 112, Sections 46-54; 66 Del. Laws, c. 136, Sections 30-32; 66 Del. Laws, c. 352, Section 9; 67 Del. Laws, c 376, Sections 19, 20.)

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------


Item 20.  Indemnification of Officers and Directors.
          -----------------------------------------

Section 1701.13(E) of the Ohio General Corporation Law sets forth provisions which define the extent to which a corporation may indemnify directors, officers, and employees. Those provisions have been adopted by the Registrant in Article V of Registrant's Code of Rights. Article V provides for the indemnification or the purchase of insurance for the benefit of the directors, officers, employees and agents of the Registrant in the event such persons are subject to legal action as a result of actions in their capacities as directors, officers, employees or agents of the Registrant. Registrant has entered into indemnification agreements with its directors and executive officers that provide for indemnification unless the indemnitee's conduct is finally adjudged by a court to be knowingly fraudulent, deliberately dishonest or willful misconduct. Registrant indemnifies other officers, employees or agents provided such persons acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interest of the Registrant or, with respect to criminal actions, had no reason to believe was unlawful.

Item 21.  Exhibits and Financial Statement Schedules.
          ------------------------------------------

The following exhibits are filed herewith except those indicated which have been filed previously as shown below and which are incorporated herein by reference.

 2.1 Merger Agreement dated May 25, 1993, as amended on February 22, 1994 and March 25, 1994 by and among Mid States Bancshares, Inc., Banc One Illinois Corporation and joined in by BANC ONE CORPORATION.

 2.3  Form of Proxy to be used by Mid States Bancshares, Inc.

 3.1 Amended Articles of Incorporation of the Registrant (incorporated by reference from Exhibit 3-1 of the Annual Report of the Registrant on Form 10-K for the year ended December 31, 1991.)

 3.2 Code of Regulations of the Registrant (incorporated by reference from Exhibit 3-2 of the Annual Report of the Registrant on Form 10-K for the year ended December 31, 1991).

 4.1 Form of Common Stock Certificate of the Registrant (incorporated by reference from Exhibit 4.1 to the Annual Report of the Registrant on Form 10-K for the year ended December 31, 1989).

 5 Opinion of Roman J. Gerber, Executive Vice President and Counsel for BANC ONE CORPORATION, regarding the legality of securities being offered, including consent.

 8 Opinion of Vedder, Price, Kaufman & Kammholz regarding certain federal income tax consequences of the Merger, including consent.

24    Consent of Coopers & Lybrand.

24.1  Consent of McGladrey & Pullen.

24.2 Consent of Donaldson, Lufkin & Jenrette Securities Corporation is included in its opinion which is Exhibit A to the Prospectus and Proxy
                                       ---------
      Statement.

24.3 Consent of The Chicago Corporation is included in its opinion which is Exhibit B to the Prospectus and Proxy Statement.
      ---------

25 Power of attorney is included elsewhere in Part II of this Registration Statement.

Item 22.  Undertakings.
          ------------

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c) The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(g)   The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on May 2, 1994.

                                           BANC ONE CORPORATION


                                           By: /s/ ROMAN J. GERBER
                                               ---------------------------
                                               Roman J. Gerber
                                               Executive Vice President



WITNESS our hands and common seal on the dates set forth below.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


          Signature                       Title                       Date
          ---------                       -----                       ----

/s/ JOHN B. MCCOY                 Chairman of the Board           May 2, 1994
- ------------------------------    (Principal Executive Officer
John B. McCoy                     & Director)


/s/ DONALD L. MCWHORTER           President and Director          May 2, 1994
- ------------------------------
Donald L. McWhorter


/s/ FREDERICK L. CULLEN           Senior Vice President           May 2, 1994
- ------------------------------    (Principal Financial Officer)
Frederick L. Cullen


/s/ WILLIAM C. LEITER             Controller (Principal           May 2, 1994
- ------------------------------    Accounting Officer)
William C. Leiter


/s/ CHARLES E. EXLEY              Director                        May 2, 1994
- ------------------------------
Charles E. Exley


/s/ E. GORDON GEE                 Director                        May 2, 1994
- ------------------------------
E. Gordon Gee

/s/ JOHN R. HALL                  Director                      May 2, 1994
- ------------------------------
John R. Hall


/s/ LABAN P. JACKSON, JR.         Director                      May 2, 1994
- ------------------------------
Laban P. Jackson, Jr.


/s/ JOHN G. MCCOY                 Director                      May 2, 1994
- ------------------------------
John G. McCoy


/s/ RENE C. MCPHERSON             Director                      May 2, 1994
- ------------------------------
Rene C. McPherson


/s/ THEKLA R. SHACKELFORD         Director                      May 2, 1994
- ------------------------------
Thekla R. Shackelford


/s/ ALEX SHUMATE                  Director                      May 2, 1994
- ------------------------------
Alex Shumate


/s/ FREDERICK P. STRATTON, JR.    Director                      May 2, 1994
- ------------------------------
Frederick P. Stratton, Jr.


                                  Director
- ------------------------------
Romeo J. Ventres


/s/ ROBERT D. WALTER              Director                      May 2, 1994
- ------------------------------
Robert D. Walter